UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GENPACT LIMITED

(Name of Registrant as Specified In Its Charter)

None

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2017

Dear Fellow Shareholder:

I am pleased to invite you to attend the 2017 Annual General Meeting of Shareholders of Genpact Limited to be held on Tuesday, May 9, 2017 at 3300 Hillview Avenue, Palo Alto, California 94304. The Annual General Meeting will begin at 10 a.m. local time.

The enclosed Notice of our 2017 Annual General Meeting and Proxy Statement provide important information about the matters to be considered and voted upon at the annual meeting.  We hope that you will read the enclosed materials and submit your voting instructions by proxy.  Voting by proxy will ensure your representation at the annual meeting even if you are unable to attend in person.  The Board of Directors recommends that you vote FOR each director nominee included in Proposal No. 1, FOR Proposal Nos. 2, 4 and 5, and ONE YEAR with respect to the say-on-frequency proposal, Proposal No. 3 included in the enclosed notice.

Your vote is very important to us. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Please review the instructions on the enclosed proxy card regarding each of your voting options.

Thank you for your ongoing support of and continued interest in Genpact.

Sincerely, N.V. “Tiger” Tyagarajan President and Chief Executive Officer

NOTICE OF 2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 9, 2017
Time:	10 a.m. local time
Location:	3300 Hillview Avenue, Palo Alto, California 94304

Meeting Agenda

(1)	Elect eleven (11) directors to hold office until the next annual election or the election and qualification of their successors;
(2)	Approve, on a non-binding, advisory basis, the compensation of our named executive officers;
(3)	Recommend, in a non-binding, advisory vote, whether a non-binding, advisory shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;
(4)	Ratify and approve the adoption of the Genpact Limited 2017 Omnibus Incentive Compensation Plan;
(5)	Ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
(6)	Transact such other business as may properly come before the annual meeting or any adjournment thereof.

The Board recommends that you vote “FOR” each director nominee included in Proposal No. 1, “FOR” Proposal Nos. 2, 4 and 5, and “ONE YEAR” for Proposal No. 3. The full text of these proposals is set forth in the accompanying proxy statement.

Voting Instructions

Shareholders of record at the close of business on March 3, 2017 are entitled to vote at the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you expect to attend the annual meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also submit your proxy to vote your shares over the Internet as provided in the instructions set forth on the proxy card. Your prompt response will ensure that your shares are represented at the annual meeting. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by following the procedures described in the accompanying proxy statement.

Please let us know if you plan to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 9, 2017: The Company’s proxy statement and annual report on Form 10-K are available at www.genpact.com.

By order of the Board of Directors, Victor F. Guaglianone Corporate Secretary April 10, 2017

GENPACT 2017 PROXY STATEMENT   |  i

ii  |   GENPACT 2017 PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

GENPACT LIMITED

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

May 9, 2017

This proxy statement contains information about the 2017 Annual General Meeting of Shareholders of Genpact Limited, which we refer to in this proxy statement as the “annual meeting” or the “meeting.” The annual meeting will be held on Tuesday, May 9, 2017, at 3300 Hillview Avenue, Palo Alto, California 94304. The annual meeting will commence at 10 a.m. local time.

This proxy statement is furnished by the board of directors of Genpact Limited, which is also referred to as “Genpact” or the “Company” in this proxy statement, in connection with the solicitation of proxies for use at the annual meeting and at any adjournment of the annual meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in accordance with the recommendation of our board of directors. The board of directors recommends that you vote FOR each director nominee included in Proposal 1, FOR Proposals 2, 4 and 5, and ONE YEAR for Proposal 3. A shareholder may revoke any proxy at any time before it is exercised by giving our Secretary written notice to that effect either before or at the annual meeting by signing and submitting another proxy with a later date or by attending the meeting in person and voting such holder’s shares.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is being mailed to shareholders with the Notice of 2017 Annual General Meeting and this proxy statement on or about April 12, 2017.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the United States Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any shareholder upon written request to us c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York 10036, Attention: Corporate Secretary.

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Corporate Governance

OVERVIEW

We believe that good corporate governance is important to ensure that Genpact is managed for the long-term benefit of its shareholders.  The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our Company and our shareholders.  These guidelines, which provide a framework for the conduct of the board’s business, provide, among other things, that:

•

the principal responsibility of the directors is to exercise their business judgment to promote the long-term interests of the Company’s shareholders by providing strategic direction to the Company and overseeing management in the performance of the Company’s business activities;

•

additional responsibilities include reviewing, approving and monitoring significant financial and business strategies as developed by management, evaluating the performance of the Company and its executive officers, approving CEO succession plans and reviewing and approving material transactions and corporate activities not entered into in the ordinary course of business;

•	a majority of the members of the board of directors shall be independent directors;
•	the independent directors shall meet at least twice a year in executive session;
•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors; and
•

at least annually, the nominating and governance committee shall oversee a self-evaluation of the board of directors to determine whether the board of directors and its committees are functioning effectively.

You can obtain the current charters for our audit committee, compensation committee and nominating and governance committee, our Corporate Governance Guidelines and our Code of Ethical Business Conduct at www.genpact.com or we will send you a copy upon request in writing to:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

SHAREHOLDER RIGHTS

Among our corporate governance policies and practices designed to ensure that our shareholders’ best interests are served are the following:

•	We have issued only one class of shares, and each common share entitles the holder to one vote on any matter requiring shareholder approval.
•

Subject to certain supermajority requirements described below, our bye-laws may be revoked, altered or amended only with the approval (i) first of the board of directors and, (ii) after the board’s approval and recommendation of such action to the shareholders, by a simple majority of the combined voting power of all shareholders entitled to vote on such revocation, alteration or amendment.

•

Our bye-laws do not contain supermajority voting requirements except (i) to alter the manner in which the bye-laws may be amended or revoked, (ii) to alter the rights of any class of shares issued and outstanding and (iii) to amend the bye-law defining the events that vacate the office of any sitting director.

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•	Shareholders collectively holding more than 10% of our share capital have the right to call special general meetings.
•	We do not have a “staggered” board. All of our directors serve one-year terms and are subject to re-election at each annual meeting.

See “Important Information about the Annual General Meeting and Voting—How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2018 annual general meeting?” on page 64 for information about submitting proposals for consideration at our next annual meeting. See also the section titled “Director Nomination Process” below for information about how to propose a director nominee for election to our board.

DIRECTOR INDEPENDENCE

Pursuant to the corporate governance listing standards of the New York Stock Exchange (“NYSE”), a director employed by us cannot be deemed to be an “independent director,” and consequently Mr. Tyagarajan is not an independent director. The board has determined that none of the other current directors has a material relationship with us for purposes of the NYSE corporate governance listing standards and accordingly each is independent under such NYSE standards. In making its independence determinations, the board considered the relationship between our Company and Bain Capital, as affiliates of Bain Capital own approximately 29% of our outstanding common shares, the fact that Messrs. Chandra, Humphrey, Nunnelly and Verdi serve on our board as designees of Bain Capital pursuant to the terms of our shareholder agreement with affiliates of Bain Capital, and the fact that Messrs. Chandra and Humphrey are managing directors of Bain Capital.

DIRECTOR NOMINATION PROCESS

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, the nominating and governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest and the ability to act in the interests of all shareholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. We do not have a formal or informal diversity policy for board membership, but the nominating and governance committee is committed to considering diversity in accordance with its charter.

Shareholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common shares for at least a year as of the date such recommendation is made, to the nominating and governance committee, c/o Genpact LLC, 1155 Avenue of the Americas 4th Floor, New York, NY 10036. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

MEETINGS OF THE BOARD OF DIRECTORS

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board of directors’ primary responsibility is to oversee the management of Genpact and, in so doing, serve the best interests of the Company. Subject to the recommendations of the nominating and governance committee, the board of directors selects, evaluates and provides for the succession of executive officers, and the board of directors nominates for election at annual general shareholder meetings individuals to serve as directors of Genpact and elects individuals to fill any vacancies on the board of directors to the extent not filled by

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shareholders in general meetings. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of Company activity through presentations at board of directors and committee meetings.

The board of directors met, in person or telephonically, 6 times in 2016. During 2016, each of our directors attended 75% or more of the total number of meetings of the board of directors and the committees of which such director was a member during the period of time he or she served on such committee. Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual general meetings of shareholders. All of our directors serving in such capacity at the time of the 2016 annual meeting attended the 2016 annual meeting either in person or remotely.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has standing audit, compensation and nominating and governance committees. Each committee has a charter that has been approved by the board of directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Tyagarajan is the only director who is an employee of Genpact, and he does not participate in any meeting, or portions of any meeting, at which his compensation or performance is evaluated. All members of all committees are non-employee directors and the board of directors has determined that all of the members of our three standing committees are independent as defined under the rules of the NYSE, and, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

The table below sets forth the committees of our board, the composition of each committee and the number of meetings of each committee during 2016.

BOARD COMMITTEES
Board Member	Audit	Compensation	Nominating and Governance
AMIT CHANDRA			M
LAURA CONIGLIARO	M
CAROL LINDSTROM		M
JAMES MADDEN		M	C
ALEX MANDL(1)	C
CECELIA MORKEN	M
MARK NUNNELLY		C
ROBERT SCOTT(2)	M	M	M
MARK VERDI	M
Number of meetings in 2016	8	5	4

M: Member      C: Chair

(1)	Audit committee financial expert as defined by SEC rules.
(2)	Chairman of the board of directors.

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The tables below set forth the primary responsibilities of each committee of our board.  The lists of responsibilities set forth below are not exhaustive.  A complete list of each committee’s responsibilities can be found in the charter for each committee, available on our website, www.genpact.com.

Audit Committee

MEMBERS(1) Alex Mandl (Chair)(2) Laura Conigliaro CeCelia Morken Robert Scott Mark Verdi

PRIMARY RESPONSIBILITIES

▪     Appointing, approving the compensation of, and assessing the independence of our registered independent public accounting firm.

▪      Overseeing:

•     the performance of any registered public accounting firm employed by us to provide audit services, including such firm’s qualifications and independence;

•     the quality and integrity of our accounting and reporting practices and controls, including our financial statements and reports;

•     the performance of our internal audit function; and

•     our compliance with legal and regulatory requirements.

▪     Preparing an audit committee report as required by the SEC to be included in our annual proxy statement.

▪     Reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

▪     Investigating any matter brought to its attention within the scope of its duties and retaining counsel for this purpose where appropriate.

(1)	The board has determined that each member of the audit committee meets the financial literacy and independence requirements of the SEC and the NYSE applicable to audit committee members.
(2)

Mr. Mandl has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K, and to have accounting or related financial management expertise as required by the NYSE listing standards.

Compensation Committee

MEMBERS(1) Mark Nunnelly (Chair) Carol Lindstrom James Madden Robert Scott

PRIMARY RESPONSIBILITIES

▪     Reviewing our compensation practices and policies, including equity plans.

▪     Reviewing and approving performance and compensation for our chief executive officer and senior executives.

▪     Reviewing and consulting with our chief executive officer concerning selection of officers, performance of individual senior executives and related matters.

▪     Reviewing and approving compensation for our directors, including the chairman of the board.

▪     Reviewing and discussing the management disclosures in our “Compensation Discussion and Analysis” and recommending to the board whether such disclosures shall be included in the appropriate regulatory filing.

▪     Overseeing our equity plans, incentive compensation plans and any such plans that the board may from time to time adopt and exercising all the powers, duties and responsibilities of the board of directors with respect to such plans.

▪     Preparing a compensation committee report for inclusion in our proxy statement.

▪     Selecting and retaining a compensation consultant and outside advisors to provide independent advice to the committee.

▪     Reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

(1)	The board has determined that each member of the compensation committee meets the independence requirements of the SEC and NYSE applicable to compensation committee members.

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Nominating and Governance Committee

MEMBERS(1) James Madden (Chair) Amit Chandra Robert Scott

PRIMARY RESPONSIBILITIES

▪     Making recommendations as to the size, composition, structure, operations, performance and effectiveness of our board of directors.

▪     Establishing criteria and qualifications for membership on our board of directors and its committees.

▪     Assessing and recommending to our board of directors strong and capable candidates qualified to serve on our board of directors and its committees.

▪     Developing and recommending to our board of directors a set of corporate governance principles, including independence standards.

▪     Conducting an annual review and evaluation of our chief executive officer, our board of directors and our board committees.

▪     Overseeing the succession plans for our chief executive officer and senior management.

▪     Otherwise taking a leadership role in shaping our corporate governance.

▪     Reporting regularly to our full board of directors with respect to any issues raised by the foregoing.

(1)	The board has determined that each member of the nominating and governance committee meets the independence requirements of the SEC and NYSE applicable to nominating and governance committee members.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The positions of chairman of the board and Chief Executive Officer have historically been separated at Genpact. Keeping these positions separate allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its exercise of business judgment to promote the long-term interests of our shareholders by providing strategic direction and overseeing management. The Board believes that keeping these positions separate is the appropriate leadership structure for us at this time.

Our management is responsible for risk management on a day-to-day basis, and our board and its committees oversee the risk management activities of management. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

COMMUNICATING WITH THE INDEPENDENT DIRECTORS

The board of directors will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. The nominating and governance committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from shareholders and other interested parties and for providing copies or summaries to the other directors as its members consider appropriate. Our non-executive chairman, Mr. Scott, serves as the presiding director at all executive sessions of our non-management directors.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the nominating and governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company may receive repetitive or duplicative communications.

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Shareholders and interested parties who wish to send communications on any topic to the board of directors should address such communications to:

Board of Directors

Genpact Limited

c/o Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

CODE OF ETHICAL BUSINESS CONDUCT

Our board of directors has adopted a code of ethical business conduct applicable to our directors, officers and employees in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange. The code is posted on our website at www.genpact.com under the heading “Investors—Corporate Governance.” We will also provide a copy of the code to shareholders upon request. We disclose any material amendments to our code of ethical business conduct, as well as any waivers for executive officers or directors, on our website.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Genpact Limited is a participant, the amount involved exceeds $1,000,000 (or such lower threshold as our audit committee may from time to time determine), and one of our officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in the Company’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by applicable SEC rules, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related

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person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and a transaction that is specifically contemplated by provisions of our charter or bye-laws.

Shareholder Agreement

The shareholder agreement among us and certain affiliates of Bain Capital provides that Bain Capital is entitled to nominate four persons to our board of directors so long as Bain Capital maintains certain minimum shareholding thresholds and has agreed to vote its shares to elect such persons. The number of directors that Bain Capital is entitled to appoint is reduced if its ownership of our common shares declines below certain levels and such right ceases if such ownership falls below 7.5% of our outstanding common shares, and also may be increased in certain circumstances.

Subject to certain conditions and with certain exceptions, the shareholder agreement grants Bain Capital the right to require us to register for public resale under the Securities Act of 1933 all common shares that it requests be registered. In addition, subject to certain conditions and with certain exceptions, the shareholder agreement grants Bain Capital piggyback rights on any registration for our account or the account of any other holder of our common shares. These rights are subject to certain limitations, including customary cutbacks and other restrictions. In connection with our initial public offering or the other registrations described above, we have and will indemnify any selling shareholders against liabilities resulting from violations of federal or state securities laws by us in connection with any registration statement, prospectus or other disclosure statement used in connection with any registration of our securities and, subject to certain exceptions, we will bear all fees, costs and expenses, except underwriting discounts and selling commissions.

Prior to the one-year anniversary of the date when Bain Capital’s ownership of our common shares falls below 7.5%, Bain Capital is subject to certain restrictions with respect to the acquisition of additional securities of, and certain exercises of control over, including making any offers for the purchase of, the Company. Notwithstanding the foregoing, the shareholder agreement grants Bain Capital the right to maintain its percentage ownership in the event we issue additional securities by purchasing a percentage of any additional securities we issue.

The shareholder agreement also contains provisions regarding corporate opportunities under which directors nominated by Bain Capital pursuant to the shareholder agreement are not required to present to us certain corporate opportunities.

Expense Reimbursement Agreement

Pursuant to an expense reimbursement agreement between us and Bain Capital Partners, LP entered into on March 3, 2015, we have agreed to reimburse Bain Capital Partners, LP and its affiliates for reasonable out-of-pocket expenses incurred by their respective representatives in connection with certain financial, managerial, operational or strategic advice or other services provided to us by Bain Capital Partners, LP since January 1, 2013, and as may be mutually agreed from time to time by the Company and Bain Capital Partners, LP through the term of the expense reimbursement agreement. The expense reimbursement agreement also provides for our indemnification of Bain Capital Partners, LP, Bain Capital Investors, LLC and their respective affiliates and representatives subject to certain terms and conditions. The initial term of the expense reimbursement agreement ran until December 31, 2015, with automatic annual renewals thereafter unless either party chooses not to extend the term. In addition, the expense reimbursement agreement may be terminated at any time by either party. Affiliates of Bain Capital Partners, LP currently own approximately 29% of our common shares outstanding. We have reimbursed a total of $114,365 for expenses incurred in 2016 pursuant to the expense reimbursement agreement.

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Proposed Acquisition of Rage Frameworks

As announced on March 14, 2017, we plan to acquire Rage Frameworks, Inc. (“Rage Frameworks”), a leader in knowledge-based automation technology and services providing artificial intelligence for companies.  The purchase price to be paid at closing is approximately $125 million, subject to certain adjustments for cash, working capital and other standard items.  Mark Nunnelly, one of our directors and a member of our compensation committee, is a minority shareholder of Rage Frameworks and will receive less than 1% of the purchase price as consideration for his equity interests upon closing of the proposed transaction.  Our board of directors reviewed and approved this transaction in accordance with the policies and procedures for related person transactions described above, and Mr. Nunnelly recused himself from all board discussions concerning Rage Frameworks, including the vote to approve the transaction.

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Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our common shares as of March 3, 2017 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding common shares;
•	each director;
•	each executive officer named in the 2016 Summary Compensation Table under the heading “Information about Executive and Director Compensation;” and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common shares subject to options that are currently exercisable or exercisable within 60 days of March 3, 2017 are deemed to be outstanding and beneficially owned by the person holding such options. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 198,996,245 common shares of Genpact Limited outstanding on March 3, 2017.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Shares
Known 5% Beneficial Owners
GLORY INVESTMENTS A LIMITED(3)	57,537,264	28.91%
WELLINGTON MANAGEMENT GROUP, LLP(4)	19,761,618	9.93%
BROWN ADVISORY INCORPORATED(5)	13,471,820	6.77%
NALANDA INDIA EQUITY FUND LIMITED(6)	10,817,735	5.44%
GIC PRIVATE LTD(7)	10,393,577	5.22%
THE VANGUARD GROUP(8)	10,305,544	5.18%
Directors and Executive Officers
N.V. TYAGARAJAN(9)	1,899,318	*
EDWARD J. FITZPATRICK(10)	68,814	*
PIYUSH MEHTA(11)	137,621	*
ARVINDER SINGH(12)	118,045	*
MOHIT THUKRAL(13)	145,025	*
AMIT CHANDRA(14)	21,053	*
LAURA CONIGLIARO(15)	27,525	*
DAVID HUMPHREY(16)	22,920	*
CAROL LINDSTOM(17)	4,444	*
JAMES MADDEN(18)	9,494	*
ALEX MANDL(19)	26,908	*
CECELIA MORKEN(20)	4,270	*
MARK NUNNELLY(21)	22,920	*
ROBERT SCOTT(22)	92,587	*
MARK VERDI(23)	22,920	*
Current Directors and Executive Officers as a group (17 persons)	2,808,559	1.41%
*	Number of shares represents less than 1% of outstanding common shares.

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(1)	Unless noted otherwise, the business address of each beneficial owner is c/o Genpact Limited, Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.
(3)

Based solely on a Schedule 13D filed with the SEC on November 5, 2012. The common shares included in this table consist of: (1) 16,022,978 shares held by Glory Investments A Limited (“Glory A”), (2) 39,508,656 shares held by Glory Investments B Limited (“Glory B”), (3) 1,865,184 shares held by Glory Investments IV Limited (“Glory IV”), and (4) 140,446 shares held by Glory Investments IV-B Limited (“Glory IV-B”). Glory A, Glory B, Glory IV and Glory IV-B (collectively, the “Glory Entities”) and Glory Investments TA IV Limited (“Glory TA IV”) are party to an amended and restated shareholders agreement and an investor agreement, each dated October 25, 2012, pursuant to which Glory TA IV was appointed as representative of the investors named therein for matters relating to the voting and disposition of the shares held by the Glory Entities. Bain Capital Investors, LLC (“BCI”) is the Class A shareholder of Glory TA IV. The governance, investment strategy and decision-making process with respect to investments held by the Glory Entities is directed by the Global Private Equity Board of BCI. By virtue of the relationships described in this footnote, BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Glory Entities. The business address of each of the Glory Entities is c/o Glory Investments TA IV Limited, Suite 110, 10th Floor, Ebene Heights Building, Ebene Cybercity, Ebene, Mauritius, and the business address of BCI is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, MA 02116.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017.  The business address of Wellington Management Group, LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 8, 2017.   This amount includes 13,203,116 common shares beneficially owned by Brown Advisory, LLC and 268,704 common shares beneficially owned by Brown Investment Advisory and Trust Company. The business address of Brown Advisory Incorporated is 901 South Bond Street, Ste. 400, Baltimore, MD 21231.

(6)

Based solely on a Schedule 13G filed with the SEC on October 23, 2014.  The business address of Nalanda India Equity Fund Limited is Lot 203A, 2nd Floor, Moka Business Center, Montagne Ory Road, Bon Air, Moka, Mauritius.

(7)

Based solely on a Form 4 filed with the SEC on August 15, 2016. This amount includes 10,162,602 common shares beneficially owned by Twickenham Investment Private Limited. The business address of GIC Private Ltd is 168 Robinson Road #37-01, Capital Tower, Singapore 068912.

(8)	Based solely on a Schedule 13G filed with the SEC on February 13, 2017. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(9)

This amount includes options to purchase 1,566,944 shares owned by Mr. Tyagarajan that are exercisable within 60 days, 322,374 shares held directly by Mr. Tyagarajan, and 10,000 shares held in trust for the benefit of Mr. Tyagarajan’s family members.

(10)	This amount includes 68,814 shares held directly by Mr. Fitzpatrick.
(11)	This amount includes options to purchase 89,517 shares owned by Mr. Mehta that are exercisable within 60 days and 48,104 shares held directly by Mr. Mehta.
(12)	This amount includes options to purchase 95,190 shares owned by Mr. Singh that are exercisable within 60 days and 22,855 shares held directly by Mr. Singh.
(13)	This amount includes options to purchase 122,343 shares owned by Mr. Thukral that are exercisable within 60 days and 22,682 shares held directly by Mr. Thukral.
(14)

This amount includes 16,783 shares held directly by Mr. Chandra and 4,270 vested restricted share units held by Mr. Chandra. This amount does not include common shares held by the Glory Entities. Mr. Chandra is a Managing Director of Bain Capital Advisors (India) Private Limited and as a result, and by virtue of the relationships described in footnote (3) above, may be deemed to share beneficial ownership of shares held by the Glory Entities. The business address of Mr. Chandra is c/o Bain Capital Advisors (India) Private Limited, 2nd Floor, Free Press House, Nariman Point, Mumbai 400 021, India.

(15)	This amount includes 23,255 shares held directly by Ms. Conigliaro and 4,270 vested restricted share units held by Ms. Conigliaro.
(16)

This amount includes 18,650 shares held directly by Mr. Humphrey and 4,270 vested restricted share units held by Mr. Humphrey. This amount does not include common shares held by the Glory Entities. Mr. Humphrey is a Managing Director of BCI and as a result, and by virtue of the relationships described in footnote (3) above, may be deemed to share beneficial ownership of shares held by the Glory Entities. The business address of Mr. Humphrey is c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116.

(17)	This amount includes 4,444 vested restricted share units held by Ms. Lindstrom.
(18)	This amount includes 5,224 shares held directly by Mr. Madden and 4,270 vested restricted share units held by Mr. Madden.
(19)	This amount includes 22,638 shares held directly by Mr. Mandl and 4,270 vested restricted share units held by Mr. Mandl.
(20)	This amount includes 4,270 vested restricted share units held by Ms. Morken.
(21)	This amount includes 18,650 shares held directly by Mr. Nunnelly and 4,270 vested restricted share units held by Mr. Nunnelly.
(22)	This amount includes 82,979 shares held directly by Mr. Scott and 9,608 vested restricted share units.
(23)	This amount includes 18,650 shares held directly by Mr. Verdi and 4,270 vested restricted share units held by Mr. Verdi.

GENPACT 2017 PROXY STATEMENT   |  11

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common shares to file with the SEC initial reports of ownership of our common shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our review of copies of reports filed with the SEC and except as set forth in the above table, we do not believe that there are currently any beneficial owners of more than ten percent of our common shares.

Based solely on our review of copies of reports filed by our directors and executive officers with the SEC or written representations from such persons pursuant to Item 405 of Regulation S-K, we believe that during the fiscal year ended December 31, 2016, all filings required to be made by our directors and executive officers pursuant to Section 16(a) with respect to Genpact Limited securities were made in accordance with Section 16(a).

12  |   GENPACT 2017 PROXY STATEMENT

Director Nominees

Our board of directors currently consists of eleven members. The nominating and governance committee of the board of directors has recommended to the board of directors, and the board of directors has nominated, the eleven persons whose biographies appear below for election as directors with terms expiring at the 2018 annual meeting. Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the eleven nominees, each to serve for a one-year term until their successors are elected or the incumbent resigns. Each of the nominees has consented to being named in this Proxy Statement and to serve as a director if elected. In the event any nominee for director declines or is unable to serve, there will be a vacancy created on the board of directors, which the board of directors may fill on the recommendation of the nominating and governance committee.

Set forth below is certain biographical information as of the date of this proxy statement about each nominee for election to our board of directors, including information each nominee has given us about his or her age, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she has served as a director in the past five years. The information presented reflects the specific experience, qualifications, attributes and skills that led the board to conclude that each of these individuals is well-suited to serve on our board. Information about the number of common shares beneficially owned by each current director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

DIRECTOR BIOGRAPHIES

N.V. Tyagarajan

Age 56

President, Chief Executive Officer and Director

Mr. Tyagarajan has served as our President and Chief Executive Officer since June 2011. From February 2009 to June 2011, he was our Chief Operating Officer. From February 2005 to February 2009, he was our Executive Vice President and Head of Sales, Marketing & Business Development. Mr. Tyagarajan became one of our directors in June 2011. The board concluded that Mr. Tyagarajan is well suited to serve as a director because of his extensive knowledge of our industry and our business and because he is the Chief Executive Officer.

Robert Scott

Age 71

Chairman of the Board of Directors

Mr. Scott became one of our directors in April 2006 and was appointed as the chairman of our board on March 7, 2011. From 2001 to 2003, he served as president and chief operating officer at Morgan Stanley. He also serves as an advisory director at Morgan Stanley and until May 2015 he was a director of IntercontinentalExchange Group, Inc. Mr. Scott was previously a director of NYSE Euronext until its acquisition by IntercontinentalExchange, Inc. The board concluded that Mr. Scott is well suited to serve as a director and the chairman of our board because of his experience as the chief operating officer of Morgan Stanley and his experience serving on another public company board.

GENPACT 2017 PROXY STATEMENT   |  13

Amit Chandra

Age 48

Director

Mr. Chandra became one of our directors in October 2012. He is a managing director of Bain Capital and founded its Indian office early in 2008. Prior to joining Bain Capital, he was a board member and managing director responsible for global markets and investment banking at DSP Merrill Lynch, a leading investment bank in India, from which he retired in 2007 after 13 years. Mr. Chandra also serves on the board of directors of L&T Finance Holdings Limited. Mr. Chandra previously served on the boards of directors of Tata Investment Corporation until 2016, Piramal Enterprises until 2015, and Himadri Chemicals & Industries Limited until 2012. The board concluded that Mr. Chandra is well suited to serve as a director because of his experience on the boards of public companies in India.

Laura Conigliaro

Age 71

Director

Ms. Conigliaro became one of our directors in May 2013. In 2011, she retired as a partner of Goldman Sachs, which she joined in 1996. At Goldman Sachs she served most recently as the co-director of the firm’s Americas equity research unit, prior to which she was the firm’s technology equity research business unit leader while also serving as an analyst covering the hardware systems sector. From 1979 to 1996, Ms. Conigliaro was an analyst at Prudential Securities. Ms. Conigliaro previously served on the boards of directors of Infoblox Inc. until it was taken private in 2016, Arista Networks until 2013, and Dell Inc. until it was taken private in November 2013. The board concluded that Ms. Conigliaro is well suited to serve as a director because of her service on other public company boards and her extensive knowledge of the financial services and technology industries.

David Humphrey

Age 39

Director

Mr. Humphrey became one of our directors in October 2012. Mr. Humphrey is a managing director in the private equity group of Bain Capital, where he has been since 2001. Prior to joining Bain Capital, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers from 1999 to 2001. Mr. Humphrey also serves on the boards of directors of Bright Horizons Family Solutions, Inc. and Symantec Corporation. He previously served on the board of directors of Bloomin’ Brands, Inc. until 2015. The board concluded that Mr. Humphrey is well suited to serve as a director because of his experience on other public company boards.

14  |   GENPACT 2017 PROXY STATEMENT

Carol Lindstrom

Age 63

Director

Ms. Lindstrom became one of our directors in June 2016. In 2016, she retired as Vice Chairman of Deloitte LLP, where she led strategic relationship management and served as president of the Deloitte Foundation.  She was formerly a member of the Deloitte & Touche Board of Directors for six years and served on the Deloitte Touche Tohmatsu Global Board of Directors for eight years. Ms. Lindstrom joined Deloitte in 1995 after having served as a partner at Andersen Consulting for many years. She is also a director on the board of Exponent, Inc. The board concluded that Ms. Lindstrom is well suited to serve as a director because of her extensive experience in the fields of technology and consulting.

James Madden

Age 55

Director

Mr. Madden became one of our directors in January 2005. He is co-founder has served as a managing director of Carrick Capital Partners since 2011. Prior to Carrick, he was the founder and served as managing partner of Madden Capital Partners, LLC from 2005 to 2011. From January 2007 to February 2011, he served as a partner at Accretive LLC, a private equity firm. From 2005 to January 2007, he was a special advisor to General Atlantic LLC, a private equity firm. From 1998 to 2004, he was the chairman and chief executive officer of Exult, Inc. He is also a director on the board of ServiceSource International, Inc. The board concluded that Mr. Madden is well suited to serve as a director because of his extensive knowledge of our industry.

Alex Mandl

Age 73

Director

Mr. Mandl became one of our directors in July 2013. He has served as the non-executive chairman of Gemalto N.V., a digital security services provider, since 2007. He was previously Gemalto’s executive chairman from 2006 to 2007 and, prior to that, the president and CEO of Gemplus from 2002 to 2006. Mr. Mandl was the chairman and CEO of Teligent, Inc. from 1996 to 2001 and held numerous management positions at AT&T between 1991 and 1996, including president, chief operating officer and chief financial officer. Mr. Mandl also serves on the boards of directors of Gemalto N.V. and Accretive Health, Inc. and served on the boards of directors of Dell Inc. until it was taken private in November 2013 and Horizon Lines Inc. until 2012. The board concluded that Mr. Mandl is well suited to serve as a director because of his service on other public company boards and his extensive knowledge of the technology industry.

GENPACT 2017 PROXY STATEMENT   |  15

CeCelia Morken

Age 59

Director

Ms. Morken became one of our directors in March 2016. Since 2013, Ms. Morken has served as executive vice president and general manager of the ProTax group at Intuit Inc. Prior to her current role, she led the Intuit Financial Services division.  Before joining Intuit in 2002, she was responsible for sales of all products and professional services at WebTone Technologies.  Prior to WebTone, she was a senior vice president of retail lending at Fortis Investments and held various positions at John H. Hartland Co. The board concluded that Ms. Morken is well suited to serve as a director because of her expertise in finance and accounting and new digital technologies.

Mark Nunnelly

Age 58

Director

Mr. Nunnelly became one of our directors in October 2012. Since March 2015, Mr. Nunnelly has served as the commissioner of the department of revenue of the State of Massachusetts and also serves as special advisor to the governor of Massachusetts for technology and innovation competitiveness. Mr. Nunnelly was a managing director at Bain Capital from 1989 to 2014. Prior to joining Bain Capital, Mr. Nunnelly was a partner of Bain & Company, with experience in the domestic, Asian and European strategy practices. Mr. Nunnelly also sits on the board of directors of Dunkin’ Brands Group, Inc., and he previously served as a director on the boards of Bloomin’ Brands Inc. and Domino’s Pizza, Inc. until 2014. The board concluded that Mr. Nunnelly is well suited to serve as a director because of his experience on other public company boards.

Mark Verdi

Age 50

Director

Mr. Verdi became one of our directors in October 2012. Since September 2015, Mr. Verdi has been a partner at AVALT Holdings. From February 2014 to January 2015, he was the president of C&S Wholesale Grocers, Inc. and from 2004 to February 2014 he was a managing director at Bain Capital. Prior to Bain Capital, Mr. Verdi worked at IBM Global Services, where he led the financial services business transformation outsourcing group globally. Mr. Verdi previously served on the boards of directors of Burlington Stores, Inc. and Trinseo S.A. until 2014 and Bloomin’ Brands, Inc. until 2013. The board concluded that Mr. Verdi is well suited to serve as a director because of his extensive experience in our industry.

16  |   GENPACT 2017 PROXY STATEMENT

There are no family relationships among any of the directors and executive officers of Genpact. Messrs. Chandra, Humphrey, Nunnelly and Verdi serve on our board as designees of Glory Investments A Limited, an affiliate of Bain Capital Investors, LLC, or Bain Capital, pursuant to the shareholder agreement described in “Certain Relationships and Related Party Transactions—Shareholder Agreement.” Other than such arrangement, no arrangements or understandings exist between any director or any person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Proposal 1 – election of directors

BOARD RECOMMENDATION: The board of directors believes that approval of the election of all nominees listed above is in the Company’s best interests and the best interests of our shareholders and therefore recommends a vote FOR these nominees.

GENPACT 2017 PROXY STATEMENT   |  17

Director Compensation

OVERVIEW

The compensation committee reviews and approves the compensation arrangements for our directors.  The components of our 2016 non-employee director compensation are set forth below.

Annual Retainer	$62,500
Chairman Retainer	$100,000 (in addition to the annual retainer)
Annual RSU Grant(1)	$120,000 in value of RSUs
Annual Chairman RSU Grant(2)	$150,000 in value of RSUs (in addition to the annual RSU grant)
Committee Chair Retainer	$42,500 for the Audit Committee Chair $22,500 for the Compensation Committee Chair $22,500 for the Nominating and Governance Committee Chair
Committee Membership Retainer	$22,500 for the Audit Committee $17,500 for the Compensation Committee $17,500 for the Nominating and Governance Committee
Sign-on RSU Grant (one-time)(3)	$180,000 in value of RSUs

(1)

On the date of each annual general meeting of shareholders, our non-employee directors receive an annual grant of RSUs with a value of $120,000 based on the closing price of the Company’s common shares on the date of grant.  Such RSUs vest on the last day of the calendar year of grant and the underlying vested shares are issued at the end of the subsequent year.

(2)

For his service as chairman of the board, in addition to the annual grant of RSUs to all non-employee directors, Mr. Scott receives, on the date of each annual general meeting of shareholders, a grant of RSUs with a value of $150,000 based on the closing price of the Company’s common shares on the date of grant. Such RSUs vest on the last day of the calendar year of grant and the underlying vested shares are issued at the end of the subsequent year.

(3)

Upon appointment or election to the board, new directors receive a grant of RSUs with a value of $180,000 based on the closing price of the Company’s common shares on the date of grant.  Such RSUs vest 50% two years from the date of grant and 50% four years from the date of grant, subject in each case to the director’s service through the vesting dates. The underlying vested shares are issued upon vesting.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2016.

Director	Fees Earned or Paid in Cash	Stock Awards ($)(1)	All Other Compensation	Total
A. CHANDRA	$80,000	$110,628	—	$190,628
L. CONIGLIARO	$85,000	$110,628	—	$195,628
D. HUMPHREY	$62,500	$110,628	—	$173,128
C. LINDSTROM	$40,000	$290,731	—	$330,731
J. MADDEN	$102,500	$110,628	—	$213,128
A. MANDL	$105,000	$110,628	—	$215,628
C. MORKEN	$63,750	$290,609	—	$354,359
R. SCOTT	$202,500	$248,926	$72,000(2)	$523,426
H. SPEK	$80,000	$110,628	—	$190,628
M. NUNNELLY(3)	—	$110,628	—	$110,628
M. VERDI	$85,000	$110,628	—	$195,628

(1)

The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of equity-based compensation awards granted during the year, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, pursuant to our 2007 Omnibus Incentive Compensation Plan. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown exclude the effect of estimated forfeitures.

18  |   GENPACT 2017 PROXY STATEMENT

(2)	Mr. Scott receives $72,000 annually for secretarial and office support services.
(3)	Mr. Nunnelly waived his cash retainers for 2016.

The following table sets forth, with respect to each non-employee director, (i) the grant date of each RSU granted during the 2016 fiscal year, (ii) the aggregate number of the Company’s common shares subject to each such award, and (iii) the grant-date fair value of each such award, calculated in accordance with ASC Topic 718.

Director	Grant Date of RSUs(1)	Number of Common Shares Subject to RSUs Granted (#)	Grant Date Fair Value
A. CHANDRA	May 2, 2016	4,270	$110,628
L. CONIGLIARO	May 2, 2016	4,270	$110,628
D. HUMPHREY	May 2, 2016	4,270	$110,628
C. LINDSTROM	July 12, 2016	11,110(2)	$290,731
J. MADDEN	May 2, 2016	4,270	$110,628
A. MANDL	May 2, 2016	4,270	$110,628
C. MORKEN	May 2, 2016	10,675(3)	$290,609
R. SCOTT	May 2, 2016	9,608	$248,926
H. SPEK	May 2, 2016	4,270	$110,628
M. NUNNELLY	May 2, 2016	4,270	$110,628
M. VERDI	May 2, 2016	4,270	$110,628

(1)	Except as otherwise indicated, the RSUs shown in this table vested in full on December 31, 2016, and shares in respect of such RSUs are issuable on December 31, 2017.
(2)	Includes 6,666 RSUs that will vest 50% on July 12, 2018 and the remaining 50% on July 12, 2020, subject to continued service through each vesting date.
(3)	Includes 6,405 RSUs that will vest 50% on May 2, 2018 and the remaining 50% on May 2, 2020, subject to continued service through each vesting date.

The table below sets forth the aggregate number of common shares subject to unvested share awards held by each of our non-employee directors as of December 31, 2016.  There were no common shares subject to outstanding stock options held by our directors as of December 31, 2016.

Director	Number of Common Shares Subject to all Unvested Stock Awards/Units
A. CHANDRA	—
L. CONIGLIARO	4,606
D. HUMPHREY	—
C. LINDSTROM	6,666
J. MADDEN	—
A. MANDL	4,342
C. MORKEN	6,405
R. SCOTT	—
H. SPEK	5,464
M. NUNNELLY	—
M. VERDI	—

GENPACT 2017 PROXY STATEMENT   |  19

Executive Officer Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of the board of directors oversees our executive officer compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers. This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Chief Executive Officer (referred to as our CEO), our Chief Financial Officer (referred to as our CFO) and our three next most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers.

Our named executive officers for 2016 are:

N.V. TYAGARAJAN	President, Chief Executive Officer and Director
EDWARD J. FITZPATRICK	Chief Financial Officer
PIYUSH MEHTA	Senior Vice President, Chief Human Resources Officer
ARVINDER SINGH	Senior Vice President, Capital Markets and IT Services
MOHIT THUKRAL	Senior Vice President, Banking, Financial Services and Insurance

2016 Key Highlights

In 2016 we continued to invest in our client-facing teams and enhance our digital transformation capabilities. We made significant investments in our digital and consulting solutions in an effort to make our offerings more differentiated and competitive. Through our Lean DigitalSM approach, which combines design-thinking methodologies, our deep domain knowledge, and our end-to-end understanding of process with a set of digital technologies, we continued to develop our business model focused on driving business transformation for our clients by reimagining the way they run their businesses.

Our 2016 financial results include:

•	Revenues of $2.57 billion, up 4% from $2.46 billion in 2015.
•	Revenues from our Global Clients (clients other than the General Electric Company, or GE) of $2.21 billion, up 11% from 2015.
•	New bookings of $2.65 billion, up 3% from $2.59 billion in 2015.
•	Net income attributable to Genpact Limited shareholders of $269.7 million, up 10.5% from 2015.
•	Adjusted income from operations of $397 million, up 5% from 2015.
•	Adjusted income from operations margin of 15.5%.
•	Cash from operations of $346 million, up 6% from $327 million in 2015.

Adjusted income from operations and adjusted income from operations margin are non-GAAP financial measures used by our management for reporting, budgeting and decision-making purposes. Adjusted income from operations and adjusted income from operations margin exclude certain recurring costs, namely stock-based compensation and amortization and, since April 2016, impairment of acquired intangibles. New bookings is an operating or other statistical measure and represents the total contract value of new contracts and certain renewals, extensions and changes to existing contracts. Regular renewals of contracts with no change in scope are not counted as new bookings.  For a more detailed description of new bookings, see “Item 7-- Management’s Discussion and Analysis of Financial Condition and

20  |   GENPACT 2017 PROXY STATEMENT

Results of Operations—Overview—Bookings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

We believe that the continued focus of our management team in advancing our long-term growth strategy as well as our pay-for-performance philosophy contributed to our operational and financial achievements during 2016 and that the digital capability investments we are making will increase total shareholder return in future years.  Our total shareholder return for the year ended December 31, 2016 was down approximately 3%, reflecting full-year financial results that were lower than our expectations at the beginning of the year.  These results had a significant impact on payouts of performance-based compensation to our named executive officers for the year, namely the forfeiture of the performance share awards granted to our named executive officers in 2016 and annual bonus payouts that ranged from approximately 25% to 50% lower than the 2015 bonus payouts to our named executive officers.

Returning Cash to Shareholders in 2016

In 2016 we returned a total of $345.2 million to shareholders in the form of share repurchases under our $1.25 billion share repurchase program first announced in February 2015.

Compensation Objectives

The primary objectives of our compensation program for our executives, including our named executive officers, are to attract, motivate and retain highly talented individuals who are committed to our core values of leadership, performance, passion, innovation, teamwork, integrity and respect. Our compensation program is designed to reward the achievement of our annual, long-term and strategic goals, such as growing revenues, improving operating margins and deepening client relationships. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value.

Our compensation committee is responsible for overseeing the goals and objectives of our executive compensation plans and programs. The compensation committee bases our executive compensation programs on the same objectives that guide us in administering the compensation programs for all of our employees globally:

•	Compensation is based on the individual’s level of job responsibility.
•	Compensation reflects the value of the job in the marketplace.
•	Compensation programs are designed to reward performance, both individual and Company.

Our compensation committee considers risk when developing our compensation program and believes that the design of our current compensation program does not encourage excessive or inappropriate risk taking. Our base salaries provide competitive fixed compensation. Under the annual cash bonus program, the target bonus for the named executive officers ranges from 75% to 190% of base salary, and bonuses are payable based on attainment of multiple financial and non-financial short-term performance goals. We believe this structure, based on a number of different performance measures together with a meaningful cap on the potential payout, mitigates any tendency for an executive to focus exclusively on the specific financial metrics that might encourage excessive short-term risk taking.

Our executive officers are also granted performance share awards tied to the attainment of a number of performance goals over the fiscal year and continued service over a three-year period.  The performance goals under each award are based on the targets approved by the Board and have been determined by the compensation committee to be challenging but attainable without taking excessive risk.  We believe that the three-year service vesting requirement under these awards encourages the recipients to focus on sustaining the Company’s long-term performance.

GENPACT 2017 PROXY STATEMENT   |  21

Executive Compensation Practices

We strive to maintain sound governance standards and compensation practices by continually monitoring the evolution of best practices. As in prior years, we incorporated many best practices into our 2016 compensation programs, including the following:

WHAT WE DO
✓ Align our executive pay with performance	✓ Include a “clawback” provision in our performance share awards
✓ Make payouts under our bonus plan only if threshold Company performance is met	✓ Set challenging performance objectives for our performance share awards and annual bonus
✓ Maintain a meaningful equity ownership policy for the CEO (six times base salary)	✓ Regularly review the relationship between CEO compensation and Company performance
✓ Include caps on individual payouts in short- and long-term incentive plans	✓ Maintain an independent compensation committee
✓ Hold an annual “say-on-pay” advisory vote	✓ Prohibit hedging and pledging of Company common shares
✓ Regularly evaluate our share utilization by reviewing the dilutive impact of equity awards and shares awarded as a percentage of our outstanding shares	✓ Mitigate the potentially dilutive effect of equity awards through our share repurchase program

WHAT WE DON’T DO
Î Offer contracts with multi-year guaranteed salary or bonus increases	Î Provide guaranteed retirement benefits or non-qualified deferred compensation plans
Î Provide tax gross-ups (except with respect to the reimbursement of relocation expenses)	Î Provide excessive perquisites
Î Time the release of material non-public information to affect the value of executive compensation	Î Allow short sales or purchases of equity derivatives of our common shares by officers or directors

Pay for Performance Philosophy

The core objective of our executive officer compensation program is to align pay and performance. The compensation of our named executive officers for 2016 reflects both our 2016 performance and our commitment to providing executive compensation opportunities that are linked to Company performance and shareholder value creation. We believe that as an employee’s level of responsibility increases, so should the proportion of total compensation opportunity that is structured in variable, performance-based awards. Accordingly, a significant portion of the total compensation opportunity provided to our named executive officers is tied directly to performance achievement. Approximately 82% of our CEO’s total target compensation for 2016 was performance-based. Our pay-for-performance program helps ensure that the financial interests of our executive officers are aligned with those of our shareholders.

Our long-term incentive program has included performance share awards since 2010. These awards cliff vest, if at all, based on attainment of specified financial performance metrics for a one-year performance period and continued service through a three-year vesting period. The financial metrics for the performance shares granted to our executive officers in 2016 were revenues, new bookings, adjusted income from operations and adjusted income from operations

22  |   GENPACT 2017 PROXY STATEMENT

margin for fiscal 2016, and the targets were set in the first quarter of 2016 based on expected performance for fiscal 2016.

Our executive officers and other members of our senior management participate in a performance-based annual cash bonus program, which is described below under the heading “Annual Cash Bonus.”  Under our annual cash bonus program:

•

all of our executive officers have target bonuses equal to a designated percentage of base salary. The 2016 target bonus for our CEO was 190% of his base salary, unchanged from 2015, and the target bonus for our other named executive officers ranged between 75% and 100% of base salary, which we believe is in line with market practice. The compensation committee determined that our CEO’s 2016 target bonus as a percentage of his base salary should be higher than the range applicable to our other executive officers due to the scope of his role, greater accountability for delivery of results, and the committee’s view that a materially higher percentage of at-risk cash pay was appropriate and in line with market practice;

•

a bonus pool was established for the year equal to the aggregate target bonuses for eligible senior executives, other than the CEO. The bonus pool was to be funded only if we achieved adjusted income from operations above a threshold level; and

•

the individual bonus payments to our executive officers and other participating senior executives are based on the level of funding of the bonus pool according to the Company’s adjusted income from operations and individual performance as measured against a scorecard established for each such executive at the beginning of the year. The scorecards include measurable Company or business unit financial performance metrics and individual non-financial performance objectives specific to an executive’s role with established threshold performance levels that the Company or business unit and the executive must attain to receive payment. In 2016 the financial metrics accounted for at least 45% of the outcome for each named executive officer.

Our Process

Our compensation committee is responsible for reviewing the performance and potential of each of our senior executives, including our named executive officers, approving the compensation level of each of our senior executives, establishing criteria for granting equity awards to our senior executives and other employees, and approving such grants.

The compensation committee typically reviews each component of compensation at least every 12 months with the goal of allocating compensation between cash and non-cash compensation and between long-term and currently paid out compensation, and combining the compensation elements for each executive in a manner we believe best fulfills the objectives of our compensation program.

The compensation committee has not adopted a policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components nor has the compensation committee adopted a pre-established ratio between the CEO’s compensation and that of the other named executive officers. Rather, the compensation committee, which includes experienced directors who serve as members of the boards and compensation committees of other public companies, works closely with our CEO, discussing with him the Company’s overall performance, the CEO’s own performance and his evaluation of and compensation recommendations for the other named executive officers.

The compensation committee then utilizes its judgment and experience in making all compensation determinations. The compensation committee’s determination of compensation levels is based upon what the members of the committee deem appropriate, considering information such as the factors listed above, as well as input from our CEO, publicly available information on compensation practices in our industry, and information and advice provided by an independent compensation consultant.

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Role of CEO in Compensation Decisions

After the end of the 2016 fiscal year, the compensation committee and the CEO discussed our business performance, his performance and his evaluation of the level of achievement of the individual objectives set forth in the bonus scorecards of the other named executive officers and certain other members of senior management. The CEO also provided recommendations on adjustments to the base salaries of the other named executive officers. The compensation committee took into consideration the CEO’s recommendations but made the final decisions on compensation as it deemed appropriate. The compensation committee, without the CEO present, determined the CEO’s 2016 compensation.

Role of Consultants and Advisors in Compensation Decisions

The compensation committee has the authority to retain and terminate an independent third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The compensation committee has periodically engaged an independent compensation consultant that reports directly to the compensation committee and advises the compensation committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

During 2016, the compensation committee reviewed and considered market data on compensation practices in our industry. With respect to the CEO, the compensation committee evaluated each element of our CEO’s compensation based on a report prepared by F.W. Cook for management. Based on the information included in the report, the committee determined that an increase in our CEO’s long-term incentive compensation was appropriate and granted him a performance share award with a value of $2,000,000 as of the grant date. The peer group used by F.W. Cook was based on the peer group used by Institutional Shareholder Services in its 2016 proxy analysis and benchmark policy voting recommendation report.

Peer Group Companies for the CEO
Akamai Technologies, Inc.	Euronet Worldwide, Inc.	NeuStar, Inc.
Autodesk, Inc.	Fiserv, Inc.	Paychex, Inc.
Broadridge Financial Solutions, Inc.	FleetCor Technologies, Inc.	Sykes Enterprises, Incorporated
Cardtronics, Inc.	Global Payments Inc.	The Western Union Company
Citrix Systems, Inc.	Heartland Payment Systems, Inc.	Total System Services, Inc.
Convergys Corporation	Jack Henry & Associates, Inc.	Vantiv, Inc.
CoreLogic, Inc.	MAXIMUS, Inc.	VeriFone Systems, Inc.
DST Systems, Inc.	MoneyGram International, Inc.

With respect to our named executive officers other than our CEO, in 2015 the compensation committee reviewed, for reference, materials prepared by Aon Hewitt for management showing peer group compensation levels and practices, and the compensation committee used the market data included in those materials to establish the 2016 target bonuses for the named executive officers.

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We do not believe many companies compete directly with us across our industry verticals and service offerings.  In developing a peer group, Aon Hewitt included companies with whom we compete for business and/or talent and companies in the broader technology industry and for which sufficient disclosure was available in publicly available proxy statements at the time of the review. While the compensation committee relies on the peer group analysis to provide market data and relevant trend information, it does not consider the peer group analysis as a substitute for its collective business judgment. In comparing our executive officer compensation with that of the peer group used by Aon Hewitt, the compensation committee accounted for differences in revenue size within the peer group by considering the roles of our named executive officers based on the scope of responsibility, not necessarily the title.

Peer Group Companies for Named Executive Officers other than the CEO*
Accenture plc	Fidelity National Information Services, Inc.	Syntel, Inc.
Akamai Technologies, Inc.	Gartner, Inc.	Tata Consultancy Services Limited
Autodesk, Inc.	HCL Technologies Limited	The Coca-Cola Company
Automatic Data Processing, Inc.	International Business Machines Corporation	Unilever PLC
Capgemini S.A.	Microsoft Corporation	UnitedHealth Group Incorporated
Citrix Systems, Inc.	Rackspace Hosting, Inc.
Cognizant Technology Solutions Corporation	Red Hat, Inc.
*	Different subsets of the peer group were used for different named executive officers depending on the officer’s position and geographic location.

Consideration of Prior Shareholder Advisory Vote on Executive Compensation

Each year, our compensation committee considers the outcome of the annual shareholder advisory vote on executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation programs and policies. At our 2016 annual meeting of shareholders, our shareholders demonstrated overwhelmingly strong support of our executive compensation programs, with approximately 99% of the votes cast in favor of the compensation of our named executive officers. Given this strong support, as well as shareholder feedback we received in 2016, the compensation committee determined not to implement any material changes to our compensation policies or programs in 2016. The compensation committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect shareholder concerns or to address market developments.

Shareholder Engagement

We have ongoing communications with our shareholders in the normal course of business and take all shareholder feedback seriously. During 2016, we reached out to shareholders owning more than 75% of our outstanding shares to solicit their feedback on our compensation and governance practices.  Shareholders representing approximately 40% of our total shares outstanding as of December 31, 2016 wished to discuss our compensation practices.  The meetings with these shareholders were attended by our Chief Financial Officer, our Head of Investor Relations and our Deputy General Counsel, and we discussed the Company’s compensation philosophy and its alignment with our strategic direction. The remaining shareholders from whom we solicited feedback either declined to meet or did not respond to our inquiries. We also conducted an investor meeting for analysts and interested investors on March 2, 2017 in Palo Alto, California.

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Frequency of “Say-on-pay” Shareholder Advisory Vote

Based on the results of the “say-on-frequency” vote held at our 2011 annual meeting, our shareholder advisory “say-on-pay” votes were previously set to occur every three years.  However, as we previously disclosed in our proxy statement for 2015, based on shareholder preference we switched to an advisory “say-on-pay” vote at each annual meeting beginning with the 2016 annual meeting. Consistent with this decision, we have recommended that at this annual meeting our shareholders vote to hold an advisory “say-on-pay” vote annually.  See “Proposal 3 – Non-binding Vote on the Frequency of Non-binding Shareholder Votes on Executive Compensation.”

Compensation Components

We constantly evaluate how to best compensate our executive officers, based upon market data and the extensive experience of our compensation committee with retention and performance practices. For fiscal 2016, our executive compensation program had three primary components, in addition to certain benefits and perquisites:

•	Base salary;
•	Short-term, performance-based incentive compensation, or our annual cash bonus program; and
•	Long-term, performance-based equity compensation in the form of performance share awards.

Base Salary

Base salary is provided to ensure that we are able to attract and retain high-quality executives. It is intended to provide a fixed level of overall compensation that does not vary annually based on performance or changes in shareholder value, thereby ensuring that our executives can maintain a standard of living commensurate with their skill sets and experience. Base salary reflects the experience, knowledge, skills and performance records our executives, including our named executive officers, bring to their positions and the general market conditions in the country in which the executives are located. We generally do not have employment agreements with our employees except in special cases or where required by local law. We have, however, entered into employment agreements with our CEO and CFO, each of which specifies a minimum base salary as described in the footnotes to the table below.

Historically our compensation committee has reviewed the salaries of our executives, including our named executive officers, at least every 15 months. Beginning in 2017, our compensation committee will review the base salaries of our executives every 12 months. The compensation committee determines changes in base salaries based on various factors, including the importance of the executive’s role in our overall business, performance and potential of the executive, general Company performance and the market practices in the country where the named executive officer is located. In connection with such review, our CEO provides recommendations and rankings of the executives who directly report to him, including our named executive officers, and the compensation committee considers the CEO’s recommendations in setting their base salaries.

The following table sets forth, for each of our named executive officers, such officer’s 2016 and 2015 base salary. The base salaries shown are as of December 31 of each year.

Executive	2016 Base Salary	2015 Base Salary
N.V. TYAGARAJAN(1)	$630,000	$630,000
EDWARD J. FITZPATRICK(2)	$600,000	$600,000
PIYUSH MEHTA(3)(6)	$285,672	$301,191
ARVINDER SINGH(4)	$424,000	$424,000
MOHIT THUKRAL(5)(6)	$307,487	$324,190

(1)

We entered into an employment agreement with Mr. Tyagarajan on June 15, 2011 in connection with his becoming our president and chief executive officer. The agreement provides for an annual base salary not less than $600,000, which was increased to $630,000 effective

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September 2012. For a description of the employment agreement, see “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.

(2)

On June 26, 2014, we entered into an employment agreement with Mr. Fitzpatrick in connection with his appointment as our chief financial officer. The employment agreement specifies that Mr. Fitzpatrick will receive an annual base salary of $600,000 per year, which will be reviewed periodically and may be increased at the discretion of the compensation committee.  For a description of the employment agreement, see “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

(3)

We do not have an employment agreement with Mr. Mehta. Mr. Mehta’s 2016 base salary was 19,250,000 Indian rupees (approximately $285,672), reflecting the importance of his role as our people function leader in addition to his personal performance. There was no change in Mr. Mehta’s base salary from 2015 to 2016. The decrease in the table above reflects the depreciation in the value of the Indian rupee against the U.S. dollar in 2016.  See footnote 6 to this table.

(4)

We do not have an employment agreement with Mr. Singh. Mr. Singh’s base salary reflects the importance of his role as the leader for our capital markets and information technology businesses in addition to his personal performance.

(5)

We do not have an employment agreement with Mr. Thukral. Mr. Thukral’s 2016 base salary was 20,720,000 Indian rupees (approximately $307,487). Mr. Thukral’s 2016 base salary reflects the importance of Mr. Thukral’s role as the leader of our banking, financial services and insurance business in addition to his personal performance. There was no change in Mr. Thukral’s base salary from 2015 to 2016. The decrease in the table above reflects the depreciation in the value of the Indian rupee against the U.S. dollar in 2016.  See footnote 6 to this table.

(6)	Amounts shown with respect to Messrs. Mehta and Thukral were converted from Indian rupees at the rates of INR 1/US$0.01484012 for 2016 and INR 1/US$0.0156463 for 2015.

Annual Cash Bonus

Annual cash bonuses are designed to provide rewards to our executives, including our named executive officers, for Company performance and their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, our Company objectives and our overall long-term and strategic goals, such as client satisfaction, growing revenues, improving operating margins, managing employee attrition levels and making disciplined investments. Our cash bonuses are an important motivating factor for our executives, in addition to being a significant factor in attracting and retaining our executives.

Annual bonuses under our cash bonus plan are directly linked to Company, business unit and individual performance.  Annual bonuses to our executives are payable only if threshold performance is attained.

Target Bonuses

Under our annual cash bonus plan, each of our named executive officers is eligible for a target bonus specified as a percentage of his base salary. For 2016, the target bonus for Mr. Tyagarajan was 190% of base salary and the target bonuses for the other named executive officers ranged between 75% and 100% of base salary.

For Messrs. Tyagarajan and Fitzpatrick, who have employment agreements that specify bonus opportunities, the compensation committee also took into consideration the requirements under their agreements in setting their bonus targets. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

Bonus Pool Based on Profitability

As part of our annual cash bonus plan, at the beginning of the year the compensation committee established a target bonus pool for 2016 equal to the aggregate target bonuses for all of the senior vice presidents in the Company, including all of the named executive officers other than the CEO. The bonus pool was to be funded only if the Company achieved 2016 adjusted income from operations above a threshold amount. The actual bonus pool can range from 0% to 200% of target (with performance between the established levels determined on a straight-line basis), depending on the level of adjusted income from operations and whether the threshold is met as illustrated in the table below.

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AOI Performance Level	Company Multiplier (as a percentage of total target bonuses)
Below Threshold	0%
Threshold	50%
Target	100%
Outstanding	200%

The target level of adjusted income from operations under our 2016 annual cash bonus plan was $412 million.  Our actual adjusted income from operations in 2016 was $397 million, resulting in a Company multiplier of 83%. Adjusted income from operations is a non-GAAP financial measure.  See “Executive Officer Compensation—Compensation Discussion and Analysis—2016 Key Highlights” for information regarding our calculation of adjusted income from operations from United States Generally Accepted Accounting Principles (“GAAP”) income from operations.

Bonus Scorecards

In an effort to further link our executive officer compensation to measurable Company and individual performance, the actual bonus payable to our named executive officers is determined based on attainment of pre-established individual, Company and business unit performance targets for each officer subject to the maximum bonus potential based on the level of adjusted income from operations. We utilize a scorecard methodology which incorporates multiple financial and non-financial strategic performance indicators for each officer, with the financial performance metrics accounting for at least 45% of the result. The potential bonus payout based on the scorecard result ranges from 0% to 150% of target. Examples of financial performance indicators include annual revenue, new bookings and profitability targets at the Company or business unit level. Examples of non-financial, strategic performance indicators include longer term execution of strategic plans, such as organizational changes, development of new client offerings and advancement of our Lean DigitalSM and design thinking strategies. At the time of establishing the individual scorecards, the compensation committee considered the level of difficulty associated with attainment of each goal in the scorecard and determined that the target level for each such goal was challenging. We believe that encouraging our named executive officers, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value reduces incentives to take excessive risk with respect to any single objective.

The individual bonus amount for each named executive officer other than the CEO is determined based on the scorecard result and a Bonus Payment Multiplier. The Bonus Payment Multiplier is a percentage determined by dividing the funded bonus pool by the total of all bonus amounts based on individual scorecard results. For 2016, the Bonus Payment Multiplier was 92%. In no circumstance can the total of the bonus payouts for named executive officers other than the CEO, whose bonus is funded outside of the bonus pool, exceed the funded pool.

Accordingly, the 2016 bonus for each named executive officer other than our CEO was determined as follows:

•	2016 target bonus multiplied by
•	individual scorecard achievement (0-150%) multiplied by
•	2016 Bonus Payment Multiplier of 92%.

CEO Bonus Scorecard

Although the CEO’s bonus was not funded out of the bonus pool for the other named executive officers, the CEO’s bonus was payable only if the Company achieved 2016 adjusted income from operations above the threshold amount.

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The 2016 bonus for our CEO was determined as follows:

•	2016 target bonus multiplied by
•	individual scorecard achievement (0-150%) multiplied by
•	2016 Company multiplier of 83%.

The following table sets forth the 2016 target and actual payments for our named executive officers and their 2015 actual payments under our annual cash bonus plan.

Executive	2016 Target Bonus	2016 Payment	2015 Payment
N.V. TYAGARAJAN	$1,200,000	$700,000(1)	$1,336,000
EDWARD J. FITZPATRICK	$600,000	$443,579(2)	$601,781
PIYUSH MEHTA	$214,262(3)(6)	$153,440(3)(6)	$219,431(6)
ARVINDER SINGH	$318,000(4)	$166,858(4)	$343,850
MOHIT THUKRAL	$230,615(5)(6)	$141,641(5)(6)	$223,611(6)

(1)

Mr. Tyagarajan’s bonus scorecard included Company revenues, new bookings and adjusted income from operations as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Tyagarajan achieved lower-than-target performance on both the financial and strategic metrics included in his scorecard. The 48% decrease in Mr. Tyagarajan’s 2016 bonus compared to his 2015 bonus reflects a decrease in the Company multiplier under the bonus plan from 96% in 2015 to 83% in 2016, the impact of lower-than-target Company performance on achievement of the financial metrics in his scorecard, and lower-than-target performance on the strategic metrics in his scorecard.

(2)

Mr. Fitzpatrick’s bonus scorecard included Company revenues, new bookings, adjusted income from operations and cash flows as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Fitzpatrick achieved lower-than-target performance on the financial metrics in his scorecard and target performance on the non-financial metrics. The 26% decline in Mr. Fitzpatrick’s bonus from 2015 to 2016 is attributable to the impact of lower-than-target Company performance on achievement of the financial metrics in his scorecard.

(3)

In 2015, the compensation committee approved a 10% increase in Mr. Mehta’s target bonus effective as of January 1, 2016. Mr. Mehta’s bonus scorecard included Company revenues, new bookings, adjusted income from operations and the Company’s compensation and benefits cost as a percentage of revenue as the financial metrics, and strategic organizational matters for the non-financial metrics.  Mr. Mehta achieved lower-than-target performance on the financial metrics and target performance on the non-financial metrics. Mr. Mehta’s bonus declined 26% from 2015 to 2016 in local currency.  This decline is attributable to the impact of lower-than-target Company performance on achievement of the financial metrics in his scorecard.

(4)

In 2015, the compensation committee approved a 6% increase in Mr. Singh’s target bonus effective as of January 1, 2016. Mr. Singh’s bonus scorecard included business unit revenues, new bookings and adjusted income from operations as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Singh achieved lower-than-target performance on the financial metrics and target performance on the non-financial metrics. The 51% decline in Mr. Singh’s bonus from 2015 to 2016 is attributable to the impact of lower-than-target business unit performance on achievement of the financial metrics in his scorecard.

(5)

In 2015, the compensation committee approved a 14% increase in Mr. Thukral’s target bonus effective as of January 1, 2016. Mr. Thukral’s bonus scorecard included business unit revenues, new bookings and adjusted income from operations as the financial metrics and strategic organizational matters for the non-financial metrics. Mr. Thukral achieved lower-than-target performance on the financial metrics and above-target performance on the non-financial metrics. Mr. Thukral’s bonus declined 33% from 2015 to 2016 in local currency. This decline is attributable to the impact of lower-than-target business unit performance on achievement of the financial metrics in his scorecard.

(6)	Amounts shown were converted from Indian rupees at the rates of INR 1/US$0.01484012 for 2016 and INR 1/US$0.0156463 for 2015.

Equity-Based Compensation

Our equity-based compensation program is designed to attract and retain highly qualified individuals, given that competition for talent is high in our industry, and to align the long-term interests of our executives with those of our shareholders. Equity-based compensation is subject to multi-year vesting requirements, which require the continued service of our executives in order for them to realize gains.

The equity award component of our executive officer compensation is comprised primarily of performance share awards. In 2016, performance share awards represented between approximately 45% and 55% of the total target compensation for the named executive officers. Performance share awards require that we attain at least the minimum threshold levels of performance to receive any payment under the award. Accordingly, our executive officers realize no pay from their awards unless we perform. We have been granting performance shares since 2010, and the compensation

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committee believes that including performance shares as part of Genpact’s equity-based compensation program strengthens focus on the Company’s operating performance and shareholder value creation.  They have also been an effective tool for retention of key employees.  For the 2016 performance share awards, the compensation committee concluded that a one-year performance period was the most appropriate for our company together with a three-year cliff service vesting schedule.

From time to time, we may also grant (i) options to purchase our common shares, which are also a performance-based vehicle as they require our shares to appreciate in value before any economic benefit may be realized, and (ii) time-based restricted share units, which we use as a retention mechanism.

Stock Options

In 2016, we granted stock options to Messrs. Mehta, Singh and Thukral.  The exercise price for the options granted in 2016 was equal to the closing price of our common shares on the grant date. Such options vest over a five-year period, 50% in January 2019 and 50% in January 2021, provided the recipient continues in service through each vesting date.

2016 Performance Share Awards

In 2016, we granted performance share awards to all of our named executive officers.

The number of common shares of the Company into which the 2016 performance shares were to convert is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 250% based on the Company’s adjusted income from operations, adjusted income from operations margin, revenues and new bookings during the period from January 1, 2016 to December 31, 2016.  Adjusted income from operations and adjusted income from operations margin are qualifying criteria so that if either goal is not attained, no payout will occur regardless of the level of attainment of any of the other metrics. For the revenues and new bookings goals, which are equally weighted, there are three designated levels of attainment, as illustrated in the table below.

Performance Level	Payout Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Outstanding	250%

If performance for any of the metrics is below the threshold, no payout will occur. In setting the performance goals for these awards, our compensation committee determined that the targets were challenging to achieve, and the targets set were consistent with the financial outlook we disclosed at the beginning of 2016.

Based on our 2016 financial results, the 2016 performance share awards forfeited for failure to achieve threshold revenue and adjusted income from operations performance.

Benefits and Perquisites

We provide other benefits to our named executive officers that are generally available to other employees in the country in which the named executive officer is located. We also provide our named executive officers with certain modest perquisites which we believe are reasonable and consistent with market trends in the countries in which our named executive officers are located. Such benefits and perquisites are intended to be part of a competitive overall compensation program. For more details on the benefits provided to our named executive officers, see “—2016 Summary Compensation Table” and “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table.”

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Severance Arrangements

Our employment agreements with Messrs. Tyagarajan and Fitzpatrick provide for certain payments and benefits in the event of a termination of employment. The severance payments and benefits were based on individual negotiations with each executive and are an important part of employment arrangements designed to retain such executives and provide certainty with respect to the payments and benefits to be provided upon certain termination events. For additional details on these payments and benefits, see “—Potential Payments upon Termination or Change of Control.”

Change of Control

Pursuant to the terms of Mr. Tyagarajan’s employment agreement, the vesting of all of his outstanding equity awards will accelerate in full upon a change in control. Pursuant to the terms of Mr. Fitzpatrick’s employment agreement, the vesting of his equity awards will accelerate in the event of his termination without cause or for good reason within 24 months following a change in control. In the event of a change in control, the performance shares granted to our named executive officers will convert into either a right to receive common shares representing 100% of the target performance shares without regard to performance or a number of common shares based on actual performance, depending on when the change in control occurs. These benefits are described in more detail in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—N.V. Tyagarajan and Edward J. Fitzpatrick” and “—Potential Payments upon Termination or Change of Control.”

Equity Grant Practices

All stock options granted by the Company have an exercise price equal to the closing market price of our common shares on the grant date. Equity grants are typically approved at our quarterly compensation committee meetings, and, unless a future effective date is specified, become effective as of the date of the meeting at which they are approved. The dates for our quarterly compensation committee meetings are generally scheduled months, and sometimes up to a year, in advance. In certain cases equity grants are approved by written consent outside of regularly scheduled compensation committee meetings and are effective as of the latest date a committee member signs the consent. Our compensation committee has delegated limited authority to the CEO and our Chief Human Resources Officer to grant equity awards between regularly scheduled compensation committee meetings to individuals other than executive officers and directors, with prescribed per person and aggregate quarterly limitations.

Share Ownership Guidelines

The Committee recognizes the critical role that executive share ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal share ownership policy under which the CEO is required to acquire and hold Genpact common shares in an amount representing a multiple of six times his base salary. Until the designated multiple of base salary is reached, the CEO is required to retain 100% of the after-tax net proceeds associated with stock option exercises and vesting of restricted share units and performance shares. Shares counted toward the ownership requirement consist of shares owned by the CEO and shares owned jointly by the CEO and his spouse or held in trust established by the CEO for the benefit of the CEO and/or his family members. Unvested restricted share units and performance share awards and unexercised stock options do not count toward the ownership requirement. As of December 31, 2016, Mr. Tyagarajan owned a number of Genpact common shares with a total value of more than six times his base salary.

Recovery Policy

Our performance share awards provide that if a named executive officer has breached any restrictive covenant under any agreement with the Company during employment or during the one-year period following termination of employment, we have the right to terminate the award and cancel any shares issued under the award and be paid any proceeds received by such officer from the sale of shares issued under the award.

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IRC Section 162(m) Compliance

As a result of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), publicly-traded companies such as the Company are not allowed a federal income tax deduction for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. The 2007 Plan is structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options or stock appreciation rights should qualify as performance-based compensation that is not subject to the $1 million limitation. In addition, restricted share units, performance share awards and cash incentive awards with performance-vesting goals tied to one or more of the performance criteria approved by the shareholders under the 2007 Plan may also be structured to qualify as performance-based compensation for Section 162(m) purposes. The 2017 Omnibus Incentive Compensation Plan (the “2017 Plan”), which is subject to shareholder approval at this annual meeting, is similarly structured.  See “Proposal 4—Approval of 2017 Omnibus Incentive Compensation Plan.”

However, restricted share units and discretionary cash awards will not qualify as such performance-based compensation. Other awards made under the 2007 Plan (and the 2017 Plan) may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the compensation committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the compensation committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

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2016 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and each of the Company’s other three most highly compensated executive officers whose total compensation for the 2016 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2016 fiscal year (referred to as our “named executive officers”) for the fiscal years ended December 31, 2016, 2015 and 2014. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2016 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
N.V. TYAGARAJAN President, Chief Executive Officer and Director	2016	632,423	—	1,450,548	—	700,000	—	87,091(4)	2,870,062
	2015	632,423	—	—	—	1,336,000	—	86,768	2,055,191
	2014	632,423	—	—	—	1,700,000	—	106,797	2,439,220
EDWARD J. FITZPATRICK Chief Financial Officer	2016	602,308	—	1,042,804	—	443,579	—	17,729(5)	2,106,420
	2015	602,308	—	1,240,251	—	601,781	—	12,904	2,457,244
	2014	281,538	—	2,099,991	1,919,500	411,298	—	265,615	4,977,942
PIYUSH MEHTA(3) Senior Vice President, Chief Human Resources Officer	2016	285,672	—	802,157	621,320	153,440	9,225(8)	393(6)	1,872,207
	2015	287,500	—	826,833	—	219,431	12,968	356	1,347,088
	2014	262,917		701,746	—	328,450	26,883	364	1,320,360
ARVINDER SINGH Senior Vice President, Capital Markets and IT Services	2016	425,631	—	802,157	621,320	166,858	—	41,939(7)	2,057,905
	2015	413,723	—	826,834	—	343,850	—	33,907	1,618,314
	2014	401,539	—	701,746	—	487,755	—	33,651	1,624,691
MOHIT THUKRAL(3) Senior Vice President, Banking, Financial Services and Insurance	2016	307,487	—	802,157	621,320	141,641	10,579(8)	393(9)	1,883,577
	2015	304,281	30,000	826,834	—	223,611	19,513	356	1,404,595
	2014	283,140	—	701,746	—	333,351	23,626	364	1,342,227

(1)

The amounts shown under this column reflect the dollar amount of the aggregate grant date fair value of performance share awards and restricted share units granted during the applicable year pursuant to our 2007 Omnibus Incentive Compensation Plan, calculated in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718, and do not reflect the realizable value of these awards based on our performance results for each period. The performance share awards granted in 2016 were forfeited for failure to achieve the revenue and adjusted income from operations performance targets under such awards.  Accordingly, no value will be realized by our named executive officers with respect to the 2016 performance share grants. The aggregate grant date fair value of the performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date, which for the performance share awards granted in 2016 was 72.53% of target. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K. In accordance with the rules promulgated by the SEC, the amounts shown for awards with performance- and service-based vesting conditions exclude the impact of estimated forfeitures. The performance periods for the performance shares granted in 2014, 2015 and 2016 are completed, and the number of shares underlying each such award has been determined. The aggregate grant date fair values of the performance share awards granted in 2016, assuming maximum attainment of the performance goals, are as follows: Mr. Tyagarajan—$4,999,974; Mr. Fitzpatrick—$3,594,500; Mr. Mehta—$2,765,000; Mr. Singh—$2,765,000; and Mr. Thukral—$2,765,000.

(2)

The amounts shown represent the aggregate grant date fair value of the stock options awarded to our named executive officers during the applicable year, calculated in accordance with FASB ASC Topic 718, and exclude the impact of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K.

(3)

Messrs. Mehta and Thukral received certain payments in Indian rupees. The following exchange rates were used to calculate amounts in the Summary Compensation Table reflecting such payments: INR 1/US$0.01484012 in 2016, INR 1/ US$0.0156463 in 2015 and INR 1/ US$0.0163508

GENPACT 2017 PROXY STATEMENT   |  33

in 2014. For Messrs. Mehta and Thukral, all amounts other than those shown under the “Option Awards” and “Share Awards” columns were paid or incurred in Indian rupees.
(4)

The amount shown consists of the following payments and benefits to Mr. Tyagarajan: (a) $3,704 in life insurance plan premiums, (b) $60,000 for personal costs pursuant to his employment agreement, (c) $10,600 in matching contributions to our 401(k) plan and (d) $12,787 for his automobile lease.

(5)

The amount shown consists of the following payments and benefits to Mr. Fitzpatrick: (a) $2,304 in life insurance plan premiums, (b) $10,600 in matching contributions to our 401(k) plan and (c) $4,825 in costs related to our executive health examination program.

(6)	The amount shown consists of life insurance plan premium payments made on behalf of Mr. Mehta.
(7)

The amount shown consists of the following payments and benefits to Mr. Singh: (a) $10,600 in matching contributions to our 401(k) plan, (b) $16,460 for payments relating to our former profit sharing plan for U.S. employees, (c) $10,054 in life insurance plan premiums and (d) $4,825 in costs related to our executive health examination program.

(8)

The amounts shown represent the change in pension value with respect to the Gratuity Plan benefit for Messrs. Mehta and Thukral that is required to be provided to all employees in India pursuant to Indian law. Assumptions used in the calculation of this amount are included in Note 17, “Employee benefit plans,” to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K.

(9)	The amount shown represents life insurance plan premium payments made on behalf of Mr. Thukral.

CEO REALIZABLE COMPENSATION

The values reported in our Summary Compensation Table include the estimated fair value of long-term incentive awards at the time of grant as determined for accounting purposes. This estimated fair value is not reflective of actual award values and often differs significantly from the values ultimately received by our senior executives. We believe that realizable compensation, which reflects the actual current value of outstanding long-term incentive awards from prior years, helps us to better assess our pay for performance alignment.

Realizable compensation provides clarity on how compensation outcomes are influenced by company performance. This is particularly important because equity-based awards account for the most significant portion of the total compensation of our CEO and other executive officers. Because the compensation committee believes that long-term, equity-based compensation drives long-term growth, consideration of actual and potential values realizable from awards granted in prior years is a highly relevant factor in assessing the effectiveness of our compensation program’s continued alignment with our shareholders’ long-term interests.

The following table sets forth the realizable pay for our CEO for fiscal years 2014, 2015 and 2016.

	2014	2015	2016
Salary	$632,423	$632,423	$632,423
Bonus	—	—	—
Non-equity incentive plan compensation	$1,700,000	$1,336,000	$700,000
Long-term incentives:
Option awards(1)	—	—	—
PSU/RSU awards(1)	—	—	—
Total long-term incentives	—	—	—
Other compensation	$106,797	$86,768	$87,091
Total Realizable Compensation(2)	$2,439,220	$2,055,191	$1,419,514

(1)

Mr. Tyagarajan was not granted any equity awards in 2014 or 2015.  The 2016 PSU award granted to Mr. Tyagarajan was forfeited for failure to achieve threshold revenue and adjusted income from operations performance.

(2)

Total realizable compensation was calculated using (a) actual earned base salary, (b) cash bonus and all other non-equity compensation as disclosed in the Summary Compensation Table, and (c) equity award values of all performance share units with performance periods ending within the measurement period at the determined outcome multiplied by the closing price of our common shares on the last day of fiscal year 2016 of $24.34.

34  |   GENPACT 2017 PROXY STATEMENT

The following chart compares the fiscal year 2014, 2015 and 2016 Summary Compensation Table values for our CEO to realizable compensation values and provides our total shareholder return as of the end of each fiscal year during the period from January 1, 2014 to December 31, 2016, assuming an investment of $100 in Genpact common shares on January 1, 2014.

GENPACT 2017 PROXY STATEMENT   |  35

2016 GRANTS OF PLAN-BASED AWARDS

The following table provides certain information regarding cash and equity incentive plan awards granted to our named executive officers during the fiscal year ended December 31, 2016. The equity awards were granted under the 2007 Omnibus Incentive Compensation Plan and the non-equity awards were granted under our 2016 annual cash bonus plan.

Name	Grant Date	Estimated Future Payouts Under Non- equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N.V. TYAGARAJAN	5/2/2016	—	—	—	35,587	71,174	177,935	—	—	—	1,450,458
	—	270,000	1,200,000	3,600,000	—	—	—	—	—	—	—
EDWARD J. FITZPATRICK	4/1/2016	—	—	—	26,000	52,000	130,000	—	—	—	1,042,804
	—	135,000	600,000	1,800,000	—	—	—	—	—	—	—
PIYUSH MEHTA	4/1/2016	—	—	—	20,000	40,000	100,000	—	70,000	27.65	1,423,477
	—	36,157	214,262	642,785	—	—	—	—	—	—	—
ARVINDER SINGH	4/1/2016	—	—	—	20,000	40,000	100,000	—	70,000	27.65	1,423,477
	—	89,438	318,000	954,000	—	—	—	—	—	—	—
MOHIT THUKRAL	4/1/2016	—	—	—	20,000	40,000	100,000	—	70,000	27.65	1,423,477
	—	64,861	230,615	691,846	—	—	—	—	—	—	—

(1)

Represents the cash bonus opportunity range under our 2016 annual bonus plan, which is summarized under “Compensation Discussion and Analysis—Compensation Components—Annual Cash Bonus” above. For Mr. Tyagarajan, the cash award target was 190% of his base salary, and for the other named executive officers, the cash bonus award target ranged between 75% and 100% of base salary. For Messrs. Mehta and Thukral, who are compensated in Indian rupees, amounts in this column were calculated after converting their salaries in local currency at a rate of INR 1/US$0.01484012. For the actual amounts paid to each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. Amounts shown in the “Threshold” column represent the payments that would result from attainment of threshold performance with respect to both (a) the company multiplier, which is 50% of target, and (b) the scorecard financial metrics, which is 75% of target. Amounts shown in the “Maximum” column represent the payments that would result from attainment of the highest level of performance with respect to both (a) the Company multiplier, which is 200% of target, and (b) the scorecard result, which is 150% of target.

(2)

Represents performance share awards that were to vest based on the level of attainment of the performance goals for the 2016 fiscal year, subject to continued service through January 10, 2019. The performance conditions for these awards were not fulfilled and the awards have been forfeited. See “—Compensation Discussion and Analysis—Compensation Components—Equity-Based Compensation” above for a description of the awards.

(3)

Represents the grant date fair value of stock and option awards granted during the fiscal year ended December 31, 2016, calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of performance share awards is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives as of the grant date. Assumptions used in the calculation of these amounts are included in Note 18 “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K. In accordance with rules promulgated by the SEC, the amounts shown for these awards exclude the impact of estimated forfeitures.

36  |   GENPACT 2017 PROXY STATEMENT

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements with Named Executive Officers

Summarized below are the material terms of our employment agreements with Messrs. Tyagarajan and Fitzpatrick. We do not have an employment agreement with any other named executive officer.

N.V. Tyagarajan.    We entered into an employment agreement with Mr. Tyagarajan on June 15, 2011, which supersedes his previous employment agreement, dated February 7, 2005. The employment agreement has an indefinite term and may be terminated by us or Mr. Tyagarajan, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 125% of annual base salary. Mr. Tyagarajan is entitled to benefits and perquisites generally available to our other senior executives, reimbursement of automobile costs and $60,000 for personal costs. Mr. Tyagarajan is also entitled to four weeks of vacation per year.

For purposes of Mr. Tyagarajan’s employment agreement, the term “good reason” means a material reduction in the nature of Mr. Tyagarajan’s authorities or duties, a material reduction in base compensation, requiring Mr. Tyagarajan to report to any person other than our board of directors or a material relocation of Mr. Tyagarajan’s principal place of employment, which has not been cured by us within 30 days following notice of such event by Mr. Tyagarajan.

If Mr. Tyagarajan’s employment is terminated by us without cause or by Mr. Tyagarajan for good reason, then in addition to any earned but unpaid salary or bonus and payment for accrued but unused vacation, Mr. Tyagarajan is entitled to payment of an amount equal to the sum of (I) two times Mr. Tyagarajan’s then current base salary and (II) two times the annual bonus received for the fiscal year preceding the fiscal year in which the termination occurs. In addition, we will reimburse Mr. Tyagarajan for the cost of acquiring health benefits for himself and his dependents at the same level of coverage and benefits as is provided to our US-based senior executives for two years following the date of termination, or any earlier date on which he and his dependents become eligible for such health benefits from another employer.

Mr. Tyagarajan’s payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. The release would also be executed by us and release Mr. Tyagarajan from any claims by us relating to Mr. Tyagarajan’s employment or services other than claims based on acts or omissions of Mr. Tyagarajan that involve fraud or which are not known to the non-employee directors on the date of such release. The release also includes a mutual non-disparagement provision.

Under his employment agreement, for two years after the termination of his employment, Mr. Tyagarajan will be subject to certain non-compete and non-solicitation covenants.

Edward J. Fitzpatrick.    On June 26, 2014, we entered into an employment agreement with Mr. Fitzpatrick in connection with his appointment as our Chief Financial Officer. The employment agreement has an indefinite term and may be terminated by us or Mr. Fitzpatrick, subject to the severance provisions described below. The employment agreement provides for an annual base salary of not less than $600,000 and a target bonus of 100% of annual base salary. In addition, Mr. Fitzpatrick is entitled to benefits and perquisites generally available to our other senior executives and four weeks of vacation per year.

In accordance with his employment agreement, Mr. Fitzpatrick was granted a performance share award covering 52,000 target shares in 2016, which was to vest and convert into common shares based on performance metrics and service requirements established by the compensation committee. This additional performance share award, which forfeited for failure to achieve target revenue and adjusted income from operations performance, was subject to accelerated vesting in the event of Mr. Fitzpatrick’s termination by the Company without cause or Mr. Fitzpatrick’s termination for good reason within 24 months following a change in control of the Company, and pro-rata vesting in the event of his termination by the Company without cause.

GENPACT 2017 PROXY STATEMENT   |  37

For purposes of Mr. Fitzpatrick’s employment agreement, the term “good reason” means a material reduction in the nature of Mr. Fitzpatrick’s authorities or duties, a material reduction in base compensation, requiring Mr. Fitzpatrick to report to any person other than our CEO or a material relocation of Mr. Fitzpatrick’s principal place of employment, which has not been cured by us within 30 days following notice of such event by Mr. Fitzpatrick.

In the event of Mr. Fitzpatrick’s termination for good reason or by the Company without cause, Mr. Fitzpatrick will receive severance benefits that consist of (a) a cash lump-sum payment equal to 100% his then current base salary and (b) a cash lump-sum payment equal to the cost of acquiring health benefits for himself, his spouse and his eligible dependents for up to 12 months following termination. Payment of the severance benefits is conditioned on Mr. Fitzpatrick’s execution of a general release of all claims. In addition, the equity awards granted under the Agreement will accelerate and vest as described above.

Mr. Fitzpatrick’s payments upon termination of employment described above are subject to his execution of a release of all claims against us and our affiliates. In addition, Mr. Fitzpatrick will be subject to certain non-compete and non-solicitation covenants for one year after the termination of his employment.

2007 Omnibus Incentive Compensation Plan

We adopted our 2007 Omnibus Incentive Compensation Plan, or the 2007 Plan, on July 13, 2007, and amended it on April 15, 2011, April 11, 2012 and August 1, 2012.

Stock Options

The exercise price for options granted to our named executive officers in 2016 was equal to the closing price of our common shares on the grant date. The options vest over a five-year period, 50% in January 2019 and 50% in January 2021.

Restricted Share Units

We did not grant any restricted share units to our named executive officers in 2016.

Performance Share Awards

The performance share awards granted to our named executive officers in 2016 were to convert into actual common shares of the Company based on the Company’s attainment of certain performance goals measured over the period beginning January 1, 2016 and ending December 31, 2016 and the individual’s continued service with the Company through January 10, 2019. Each award specifies a target number of performance shares. The number of common shares of the Company into which the performance shares were to convert is calculated by multiplying the number of target performance shares designated under the award by a performance percentage ranging from 0% to 250% based on the Company’s adjusted income from operations, adjusted income from operations margin, new bookings and revenue during the period from January 1, 2016 to December 31, 2016. Adjusted income from operations and adjusted income from operations margin are qualifying criteria and for the other two goals there are three designated levels of attainment: threshold, target and outstanding. If performance for any metric is below the threshold, no payout will occur. Based on our 2016 revenue and adjusted income from operations (which were below the threshold levels required under the award), the 2016 performance share awards were forfeited.

The performance share awards (and any shares issued thereunder or proceeds from the sale of such shares) are subject to forfeiture in the event of a breach of restrictive covenants. See “Compensation Discussion and Analysis—Recovery Policy.”

38  |   GENPACT 2017 PROXY STATEMENT

Change of Control

Pursuant to the 2007 Plan, unless otherwise provided in an individual award agreement, in the event of a change of control of our company, existing awards may be assumed, substituted or continued. If the awards are not so assumed, substituted or continued, then:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;
•

all performance units and cash incentive awards will be paid out as if “target” performance levels had been attained, but pro-rated based on the portion of the performance period that elapses prior to the change of control;

•	performance share awards will become payable at target levels or based on actual performance depending on whether a change in control occurs during or after the performance period; and
•

all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;
•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;
•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or
•

an acquisition by any individual, entity or group (other than Bain Capital or any of its affiliates) of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 25% (in the case of Bain Capital or any of its affiliates the threshold is 50%).

Retirement Benefits

We provide our employees in the United States, including our CEO, with a tax-qualified defined contribution 401(k) plan, pursuant to which employees may elect to defer pre-tax salary amounts up to the limits set by the Internal Revenue Code. We match 100% of the first 4% of salary deferred by our employees under the 401(k) plan.

In India, we maintain a Gratuity Plan, which is a defined benefit plan, and a Provident Fund Plan, which is a defined contribution plan, each as required under applicable law.

GENPACT 2017 PROXY STATEMENT   |  39

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information regarding each outstanding equity award held by our named executive officers as of December 31, 2016.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)(1)(12)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
N.V. TYAGARAJAN	273,642(2)	—	14.22	4/19/2017	—	—	—	—
	283,625(3)	—	9.52	5/6/2019	—	—	—	—
	51,052(4)	—	14.32	3/11/2020	—	—	—	—
	283,625(5)	—	13.52	6/14/2021	—	—	—	—
	750,000(6)	750,000(6)	19.35	5/30/2023	—	—	—	—
EDWARD J. FITZPATRICK	—	250,000(7)	18.05	7/14/2024	—	—	—	—
	—	—	—	—	58,172(8)	1,415,906	—	—
	—	—	—	—	56,435(9)	1,373,628	—	—
PIYUSH MEHTA	17,017(4)	—	14.32	3/11/2020	—	—	—	—
	72,500(6)	72,500(6)	19.35	5/30/2023	—	—	—	—
	—	—	—	—	35,186(10)	856,427	—	—
	—	—	—	—	37,623(9)	915,744	—	—
	—	70,000(11)	27.65	3/31/2026	—	—	—	—
ARVINDER SINGH	37,615(2)	—	14.22	4/19/2017	—	—	—	—
	22,690(4)	—	14.32	3/11/2020	—	—	—	—
	72,500(6)	72,500(6)	19.35	5/30/2023	—	—	—	—
	—	—	—	—	35,186(10)	856,427	—	—
	—	—	—	—	37,623(9)	915,744	—	—
	—	70,000(11)	27.65	3/31/2026	—	—	—	—
MOHIT THUKRAL	52,615(2)	—	14.22	4/19/2017	—	—	—	—
	27,228(4)	—	14.32	3/11/2020	—	—	—	—
	72,500(6)	72,500(6)	19.35	5/30/2023	—	—	—	—
	—	—	—	—	35,186(10)	856,427	—	—
	—	—	—	—	37,623(9)	915,744	—	—
	—	70,000(11)	27.65	3/31/2026	—	—	—	—

(1)	Represents the aggregate market value of the shares subject to the award calculated using the NYSE closing price of our common shares on December 31, 2016.
(2)	These options were granted on April 20, 2007 and fully vested on December 31, 2012.
(3)	These options were granted on May 7, 2009 and fully vested on May 1, 2014.
(4)	These options were granted on March 12, 2010 and fully vested on February 1, 2014.
(5)	These options were granted on June 15, 2011 and fully vested on June 17, 2015.
(6)	These options were granted on May 31, 2013 and vest with respect to 50% on January 10, 2016 and 50% on January 10, 2018, subject to continued service through each vesting date.
(7)	These options were granted on July 15, 2014 and vest with respect to 50% on July 15, 2017 and 50% on July 15, 2019, subject to continued service through each vesting date.
(8)

Represents restricted share units granted on July 15, 2014 that vested with respect to 25% on July 15, 2015. The remainder of the restricted share units will vest with respect to 25% on July 15, 2016, 25% on July 15, 2017 and 25% on July 15, 2018.

(9)

Represents performance share awards granted on March 9, 2015, based on actual performance attainment at 94%. The performance period for these awards was completed on December 31, 2015. However, the awards will not fully vest until completion of the service period on January 10, 2018.

(10)

Represents performance share awards granted on April 28, 2014 based on actual performance attainment at 106.627%. The performance period for these awards was completed on December 31, 2014. The awards fully vested on January 10, 2017.

(11)	These options were granted on April 1, 2016 and vest with respect to 50% on January 10, 2019 and 50% on January 10, 2021, subject to continued service through each vesting date.
(12)	Does not include performance share awards granted in 2016 because the performance conditions for these awards have not been fulfilled and the awards have been forfeited.

40  |   GENPACT 2017 PROXY STATEMENT

2016 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding exercises of Company options and vesting of stock awards for each of our named executive officers during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
N.V. TYAGARAJAN	136,820	1,763,266	34,035(2)	828,412
EDWARD J. FITZPATRICK	—	—	29,086(3)	776,596
PIYUSH MEHTA	12,480	221,285	—	—
ARVINDER SINGH	65,000	639,173	—	—
MOHIT THUKRAL	50,000	514,340	—	—

(1)	Represents the aggregate price at which shares acquired upon exercise of the options were sold, net of the exercise price paid for acquiring the shares.
(2)	These shares vested and were issued, net of shares withheld for taxes, on December 31, 2016 pursuant to an RSU award granted in February 2013.
(3)	These shares vested and were issued, net of shares withheld for taxes, on July 15, 2016 pursuant to an RSU award granted in July 2014.

2016 PENSION BENEFITS

The following table provides information about certain pension benefits provided to our named executive officers for the fiscal year ended December 31, 2016.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)
N.V. TYAGARAJAN	—	—	—	—
EDWARD J. FITZPATRICK	—	—	—	—
PIYUSH MEHTA	Gratuity Plan for Indian Employees	15.09	78,725
ARVINDER SINGH	—	—	—	—
MOHIT THUKRAL	Gratuity Plan for Indian Employees	18.43	103,354	—

(1)

We are required to provide all Indian employees with benefits under a Gratuity Plan, which is a defined benefit plan. Assumptions used in the calculation of this amount are included in Note 17—“Employee benefit plans” to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K.

(2)	The foreign exchange rate used to calculate amounts in this table is INR 1/US$0.01484012.

GENPACT 2017 PROXY STATEMENT   |  41

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment agreements and award agreements under the Company Stock Plans.

Employment Agreements with Named Executive Officers

We have entered into agreements with Messrs. Tyagarajan and Fitzpatrick that provide for certain payments and benefits to be paid upon certain terminations of employment. See “—Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table—Employment Agreements with Named Executive Officers” for a description of these provisions.

Company Stock Plans

The treatment of outstanding awards under our 2007 Plan in the event of a change of control is described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – 2007 Omnibus Incentive Compensation Plan.”

Generally, except as described below, our Company option or other equity award agreements with our named executive officers do not provide for accelerated vesting upon a termination of employment.

Under Mr. Tyagarajan’s 2013 option grant, 25% of the shares subject to the option will vest upon a termination without cause or for good reason, and 20% of the shares subject to the option will vest upon a termination by reason of death or disability, in each case prior to full vesting of the option. The option vests in full upon a change in control. The restricted share units granted to Mr. Tyagarajan in 2013 vest in full upon a change in control or upon termination of employment by reason of death or disability, by the Company without cause or by Mr. Tyagarajan for good reason.

Under his 2014 option grant, Mr. Fitzpatrick’s options will vest in full in the event of Mr. Fitzpatrick’s termination by the Company without cause or his termination for good reason within 24 months following a change in control of the Company. Upon Mr. Fitzpatrick’s termination of employment by reason of death or disability, or his termination by the Company without cause, the options will vest on a pro-rated basis based on the period of service completed over the 5-year period measured from the grant date of the options until the date of termination, less the number of shares subject to the options that vested prior to such termination. The restricted share units granted to Mr. Fitzpatrick in 2014 will vest in full in the event of Mr. Fitzpatrick’s termination by the Company without cause or Mr. Fitzpatrick’s termination for good reason within 24 months following a change in control of the Company. Upon Mr. Fitzpatrick’s termination of employment by reason of death or disability, or his termination by the Company without cause, the restricted share units will vest on a pro-rated basis based on the period of service completed over the 4-year period measured from the grant date of the award until the date of termination, less the number of shares that vested prior to such termination. The performance share units granted to Mr. Fitzpatrick pursuant to his employment agreement vest (i) on a pro-rated basis in the event of his termination by the Company without cause prior to the end of the applicable service period and (ii) in full in the event of his involuntary termination within 24 months following a change in control.

Additionally, each of the performance share awards granted to our named executive officers will vest on a pro-rated basis based on actual performance in the event of the executive’s termination by reason of death or disability.

42  |   GENPACT 2017 PROXY STATEMENT

TERMINATION AND CHANGE OF CONTROL POTENTIAL PAYMENTS AND BENEFITS TABLE

The amounts included in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The amounts indicated are based on the payments and benefit costs that would have been incurred by the Company if the named executive officer’s employment had terminated as of the last business day of the fiscal year ended December 31, 2016. Where applicable, the value of one of our common shares on December 31, 2016 was $24.34, which was the closing market price of our common shares on the NYSE as of that date.

Change of Control
Name	Involuntary Termination without Cause ($)	Involuntary Termination for Cause ($)	Termination with Good Reason(1) ($)	Voluntary Termination Other than Death or Disability ($)	Termination due to Death or Disability ($)	Accelerated Vesting if Award not Assumed, Substituted or Continued by the Acquiring Entity ($)	Award Assumed, Substituted or Continued by the Acquiring Entity ($)
N.V. TYAGARAJAN
Cash Severance	3,932,000(2)	—	3,932,000(2)	—	—	—	—
Equity Treatment	1,871,250 (3)	—	1,871,250(3)	—	1,497,000(4)	3,742,500(5)	3,742,500(5)
Health and Welfare	20,394(6)	—	20,394(6)	—	—	—	—
TOTAL	5,823,644	—	5,823,644	—	1,497,000	3,742,500	3,742,500

EDWARD J. FITZPATRICK
Cash Severance	600,000(7)	—	600,000(7)	—	—	—	—
Equity Treatment	2,055,985(8)	—	—	—	2,055,985(8)	4,362,044(9)
Health and Welfare	13,973(10)	—	13,973(10)	—	—	—	—
TOTAL	2,669,958	—	613,973	—	2,055,985	4,362,044

PIYUSH MEHTA
Cash Severance	—	—	—	—		—	—
Equity Treatment	—	—	—	—	1,466,951(11)	2,133,979(12)	—
Health and Welfare	—	—	—	—	—	—	—
TOTAL	—	—	—	—	1,466,951	2,133,979	—

ARVINDER SINGH
Cash Severance	—	—	—	—	—	—	—
Equity Treatment	—	—	—	—	1,466,951(11)	2,133,979(12)	—
Health and Welfare	—	—	—	—	—	—	—
TOTAL	—	—	—	—	1,466,951	2,133,979	—

MOHIT THUKRAL
Cash Severance	—	—	—	—	—	—	—
Equity Treatment	—	—	—	—	1,466,951(11)	2,133,979(12)	—
Health and Welfare	—	—	—	—	—	—	—
TOTAL	—	—	—	—	1,466,951	2,133,979	—

(1)

See definitions of “good reason” in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—N.V. Tyagarajan and Edward J. Fitzpatrick.”

(2)

Amount represents the payment of an amount equal to two times the sum of (i) Mr. Tyagarajan’s annual base salary of $630,000 and (ii) the annual bonus received for the fiscal year preceding the fiscal year of termination, which annual bonus was $1,336,000 in 2015.

(3)	Amount represents the estimated value of accelerated vesting of 25% the Company options granted to Mr. Tyagarajan in 2013.
(4)	Amount represents the estimated value of accelerated vesting of 20% of the Company options granted to Mr. Tyagarajan in 2013.
(5)

Amount represents the estimated value of accelerated vesting of all unvested Company options granted to Mr. Tyagarajan in 2013. Pursuant to Mr. Tyagarajan’s outstanding equity award agreements, the unvested portion of his awards will vest in full upon a change in control, whether or not assumed, substituted or continued.

(6)

Amount represents the estimated value of providing Mr. Tyagarajan and his dependents with health benefits for two years following the date of termination at the same level of coverage provided to our U.S.-based senior executives. This amount is calculated based on the present value of maximum liability with respect to Mr. Tyagarajan and his dependents under our applicable benefit plan in effect as of December 31, 2016.

GENPACT 2017 PROXY STATEMENT   |  43

(7)	Amount represents the payment of an amount equal to Mr. Fitzpatrick’s annual base salary of $600,000.
(8)

Amount represents the estimated value of the pro-rated vesting of (i) unvested options granted in 2014, (ii) restricted share units granted in 2014 which would have vested on the next vesting date and (iii) performance share units granted in 2015 calculated at actual performance.

(9)

Amount represents the estimated value of the full vesting of (i) unvested options granted in 2014, (ii) restricted share units granted in 2014 and (iii) performance shares granted in 2015 calculated at actual performance.

(10)

Amount represents the estimated value of providing Mr. Fitzpatrick and his dependents with health benefits for twelve months following the date of termination at the same level of coverage provided to our U.S.-based senior executives. This amount is calculated based on the present value of maximum liability with respect to Mr. Fitzpatrick and his dependents under our applicable benefit plan in effect as of December 31, 2016.

(11)	Amount represents the estimated value of pro-rated vesting of performance share units granted in 2014 and 2015, calculated at actual performance.
(12)

Amount represents the estimated value of accelerated vesting of (i) all performance share units granted in 2014 and 2015, calculated at actual performance, and (ii) unvested Company options granted in 2013.

44  |   GENPACT 2017 PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about the securities authorized for issuance under the 2007 Omnibus Incentive Compensation Plan, the Gecis Global Holdings 2005 Stock Option Plan, the Genpact Global Holdings 2006 Stock Option Plan, the Genpact Global Holdings 2007 Stock Option Plan and the Genpact Employee Stock Purchase Plans as of December 31, 2016.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price of Outstanding Options and Rights(2)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares in First Column)(3)
Equity compensation plans approved by shareholders	8,145,300	$18.65	10,630,192
Equity compensation plans not approved by shareholders	—	—	—
Total	8,145,300	$18.65	10,630,192

(1)

The performance periods for the performance shares granted in 2014 and 2015 are complete, so actual performance has been used to determine the number of shares issuable under such awards upon completion of the respective service periods.  Amounts in this column exclude (i) performance shares granted in 2016 that have been forfeited due to non-fulfillment of performance conditions (ii) shares reserved for issuance under the Company’s Employee Stock Purchase Plan and (iii) shares issuable in 2017 under restricted share unit awards that vested as of December 31, 2016.

(2)	The weighted average exercise price does not take into account restricted share units and performance shares or purchase rights under the Company’s Employee Stock Purchase Plan.
(3)	Includes 3,472,578 shares reserved for issuance under the Company’s Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2016, Ms. Lindstrom and Messrs. Madden, Nunnelly and Scott served as members of our compensation committee. No member of our compensation committee was at any time during fiscal 2016, or formerly, an officer or employee of Genpact Limited or any subsidiary of Genpact Limited. Other than as disclosed under the heading “Proposed Acquisition of Rage Frameworks,” no member of our compensation committee had any relationship with us during fiscal 2016 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933.

During fiscal 2016, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on its review and such discussions, the compensation committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors of Genpact Limited.

Mark Nunnelly, Chair

Carol Lindstrom

James Madden

Robert Scott

GENPACT 2017 PROXY STATEMENT   |  45

PROPOSAL 2 – NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s shareholders are entitled to vote at the annual general meeting to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board or the compensation committee. The outcome of this advisory vote does not overrule any decision by the Company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the board of directors (or any committee thereof).

Although the vote is non-binding, our Board and the compensation committee value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions affecting the Company’s executive officers.

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of our annual, long-term and strategic goals, such as growing revenues, improving operating margins and deepening client relationships. It is also designed to align the interests of our executives, including our named executive officers, with those of our shareholders by rewarding performance that exceeds our goals, with the ultimate objective of increasing shareholder value. Shareholders are urged to read the foregoing “Compensation Discussion and Analysis” section of this proxy statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. Our Board and our compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

We are asking our shareholders to vote for the following resolution:

“RESOLVED, that the Company’s shareholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the various compensation tables and the accompanying narrative discussions.”

BOARD RECOMMENDATION: The board recommends that you vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

46  |   GENPACT 2017 PROXY STATEMENT

PROPOSAL 3 – NON-BINDING VOTE ON THE FREQUENCY OF NON-BINDING SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, the Company’s shareholders are also entitled to vote at the annual meeting regarding whether the shareholder vote to approve the compensation of our named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as presented in Proposal 2 of this proxy statement) should occur every year, once every two years or once every three years. Shareholders will also have the option to abstain from voting on the matter. The shareholder vote on the frequency of the non-binding shareholder vote to approve executive compensation is an advisory vote only, and it is not binding on the Company or our Board. Such an advisory vote will be provided to shareholders at least every six years.

Although the vote is non-binding, both the Board of Directors and the compensation committee value the opinions of our shareholders and will consider the outcome of the vote when setting the frequency of the shareholder vote on executive compensation.

The Board has determined that an advisory shareholder vote on executive compensation that occurs every year is the best approach for the Company and its shareholders. In reaching this conclusion, the Board considered that holding an annual advisory vote on executive compensation allows shareholders to provide direct input on our compensation policies and practices as disclosed in the proxy statement each year and provides shareholders who have concerns about any of our compensation practices an appropriate alternative to voting against the re-election to the Board of one or more members of the compensation committee. An annual advisory vote also provides the compensation committee with the opportunity to evaluate its compensation decisions taking into account timely shareholder feedback. Additionally, an annual advisory vote on executive compensation supports our efforts to facilitate shareholder feedback and maintain ongoing communications between shareholders and the Board and senior management.

The proxy card provides shareholders four choices with respect to the frequency of the shareholder vote for the approval of the compensation of our named executive officers. The four choices are as follows:

•	Every year;
•	Every two years;
•	Every three years; or
•	Abstain.

The Board recommends that the shareholders choose “every year” with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur. However, the shareholder vote under this Proposal 3 is not to approve or disapprove the Board’s recommendation but is instead a direct advisory vote on the particular frequency at which each shareholder would like the advisory vote on executive officer compensation to be conducted.

BOARD RECOMMENDATION: The board recommends that you vote “EVERY YEAR” with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur.

GENPACT 2017 PROXY STATEMENT   |  47

PROPOSAL 4 – APPROVAL OF ADOPTION OF 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

We are asking our shareholders to vote on a proposal to approve the adoption of the Genpact Limited 2017 Omnibus Incentive Compensation Plan, or the 2017 Plan, pursuant to which 15,000,000 common shares will be available for issuance to officers and employees, directors and consultants in our employ or service or the employ or service of our affiliates.  Our board of directors approved the 2017 Plan on February 9, 2017, subject to shareholder approval at the 2017 Annual Meeting.  The 2017 Plan will become effective on the date of the annual meeting assuming approval of this proposal.

The 2017 Plan serves as the successor to our 2007 Omnibus Incentive Compensation Plan (the “Predecessor Plan”), which is expected to terminate on July 13, 2017.  A summary of common shares subject to awards outstanding under our Predecessor Plan as of March 3, 2017 is set out below:

Stock options outstanding	5,444,635
Weighted average exercise price	$18.79
Weighted average remaining contractual life	5.8 years
RSUs and PSUs outstanding	1,269,548(1)
Shares available for grant under the Predecessor Plan	7,646,512(2)
Common shares outstanding	198,996,245
(1)

Does not include (a) 1,443,624 shares subject to PSUs granted in 2016 that were forfeited in March 2017 for failure to achieve threshold revenue and adjusted income from operations performance and (b) 52,482 shares subject to vested RSUs that will be issued on December 31, 2017.

(2)

Includes 1,443,624 shares that were subject to PSUs until the compensation committee certified their forfeiture for failure to achieve threshold revenue and adjusted income from operations performance.

  No awards will be issued under the 2017 Plan unless shareholders approve this proposal.  If the 2017 Plan is approved, no further awards will be made under the Predecessor Plan on or after the effective date of the 2017 Plan, although all outstanding awards under the Predecessor Plan will continue to remain outstanding under the Predecessor Plan in accordance with their term. As of March 3, 2017, there were five option awards covering 260,172 common shares outstanding under our 2007 Stock Option Plan. By their terms, these options will expire on April 19, 2017 unless earlier exercised.  There are no other awards outstanding under any other prior plans and there are currently no other plans under which awards can be made.

Incentive compensation programs play a pivotal role in our efforts to attract and retain key personnel essential to our long-term growth and financial success.  For that reason, we have structured the 2017 Plan to provide flexibility in designing equity incentive programs with a broad array of equity incentives, such as options, share appreciation rights, share awards, restricted share units and performance units and implement competitive incentive compensation programs for our key employees and non-employee board members.  Upon approval of this proposal, the 2017 Plan will be the only plan under which new equity awards may be granted to our employees and other service providers.  If this proposal is not approved, then following termination of the Predecessor Plan we would be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

Based on the common shares outstanding as of March 3, 2017, the aggregate total 6,714,183 shares issuable pursuant to outstanding awards under the Predecessor Plan represents an overhang of approximately 6.7% of shares.  If the 2017 Plan is approved, the additional 15,000,000 shares available for issuance would increase the overhang to approximately 9.8%.  We calculate “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.

48  |   GENPACT 2017 PROXY STATEMENT

While reserving 15,000,000 new shares will increase the potential dilution to our shareholders, we are committed to using equity incentive awards prudently and within reasonable limits.  Accordingly, we closely monitor our stock award “burn rate” each year.  Our historic three-year average gross burn rate, representing annual equity award grants as a percentage of total shares outstanding, is 1.08%, calculated in accordance with the methodology used by Institutional Shareholder Services (“ISS”).  This is significantly below the 8.71% gross burn rate limit that ISS applies to the 4510 (Software & Services) GICS industry group of the Russell 3000 for 2017 to which the Company belongs.

We expect the share reserve under the 2017 Plan to provide us with enough shares for awards for approximately four years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our common shares and our hiring activity during the next few years, and noting that future circumstances may require us to change current equity grant practices.  We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2017 Plan could last for a shorter or longer time.

Key Features of the 2017 Plan Designed to Protect Shareholders’ Interests

The 2017 Plan reflects our commitment to strong corporate governance and contains a number of provisions that we believe are consistent with best practices in equity compensation and that protect our shareholders’ interests, as described below.

•

Prohibition on repricings:    The 2017 Plan prohibits the repricing, replacement or buyout of any underwater options or share appreciation rights (except as permitted in a change in control or changes in capitalization and other transaction as described below).

•	No evergreen feature: The maximum number of shares available for issuance under the 2017 Plan is fixed and cannot be increased without further shareholder approval.
•

No automatic single trigger vesting upon a change in control:    The 2017 Plan allows for an acquiring corporation to assume outstanding awards, and if awards are assumed, they will generally not accelerate on the change in control.  If awards are not assumed, the vesting of such awards will be accelerated.

•	Minimum vesting periods: Share-based awards are subject to a minimum vesting period of at least one year (subject to a 5% carve out and certain exceptions described below).
•	No discounted options or share appreciation rights: Options and share appreciation rights must have an exercise price or grant price at or above fair market value on the date of grant.
•

Limit on director pay:    The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules and excluding the value for any dividends or dividend equivalents paid on such awards) of all awards made to a non-employee director under the 2017 Plan in a single fiscal year, taken together with any cash retainers paid to such non-employee director in respect of such fiscal year, will not exceed $750,000 in total value.

•	No tax gross-ups: The 2017 Plan does not provide for any tax gross-ups.
•	No liberal change-in-control definition: The 2017 Plan defines change in control based on the consummation of the transaction rather than the announcement or shareholder approval of the transaction.
•

Section 162(m) deductibility:    The 2017 Plan permits the plan administrator to design compensation awards that will meet the requirements of Section 162(m) at such times as the plan administrator believes that such awards are in the best interests of the Company.

•

Limitation on dividends and dividend equivalents:    Any dividends or dividend equivalents payable in connection with an award will be subject to the same vesting restrictions as the underlying award and will not be paid until and unless such vesting requirements are met.

GENPACT 2017 PROXY STATEMENT   |  49

•

Independent Administrator:    The 2017 Plan will be administered by our board’s compensation committee, which consists entirely of independent directors.  Administration of the 2017 Plan may also be delegated to a subcommittee of the compensation committee or, one or more officers as described in more detail below.

•	Fixed Term: The 2017 Plan has a fixed term of 10 years.

Section 162(m) of the Internal Revenue Code

Approval of the 2017 Plan will also satisfy the shareholder approval requirements of Section 162(m).  In general, Section 162(m) limits the deductibility for Federal income tax purposes of the compensation paid to certain executive officers to $1 million in a taxable year with respect to each such officer.  However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation.  One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan and the performance criteria under which compensation may be paid be disclosed to and approved by our shareholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the 2017 Plan is discussed below, and shareholder approval of this proposal is intended to be deemed to constitute approval of the material terms of the 2017 Plan for purposes of the shareholder approval requirements of Section 162(m).  However, the plan administrator has complete discretion to determine whether or not awards under the 2017 Plan will be structured so as to comply with the applicable requirements for performance-based compensation under Section 162(m) and may make non-compliant awards as and when it believes that the circumstances and other relevant factors warrant.

Summary of 2017 Plan

The following is a summary of the principal features of the 2017 Plan.  This summary is not intended to be a complete description of all the provisions of the 2017 Plan and is qualified in its entirety by reference to the complete text of the 2017 Plan, which is filed as Exhibit 1 to this Proxy Statement.

Types of Awards.    The 2017 Plan provides for the following types of awards: share options, share appreciation rights, restricted shares, restricted share units, performance units, cash incentive awards and other equity-based awards.

Administration.    The compensation committee of our board of directors will have the exclusive authority to administer the 2017 Plan.  The term “plan administrator,” as used in this summary, will mean such committee (and any delegate of the committee).  The plan administrator will have complete discretion to determine which eligible individuals are to receive awards, the types of awards to be granted to each participant, the number of shares or dollar value to be covered (or the method by which payments or other rights are to be calculated in connection with) each award and the terms and conditions of any award, including the vesting provisions of an award.  Subject to the terms of the 2017 Plan, the plan administrator may grant awards under the 2017 Plan for no cash consideration or for any cash or other consideration as may be determined by the plan administrator or required by applicable law.  Awards may be granted either alone or in addition to, in tandem with or in substitution for any other award granted under the 2017 Plan.  Awards granted under the 2017 Plan may be settled in such form or forms as the plan administrator determines appropriate, including cash, common shares, other securities or awards under the 2017 Plan, other property or a combination of the foregoing methods, and may be made in a single payment or transfer, in installments or on a deferred basis as determined by the plan administrator.  The plan administrator may also accelerate the vesting or exercisability of outstanding awards.  The committee may delegate to a subcommittee of the committee or one or more officers of the Company the authority to grant awards to participants other than executive officers of the Company.

50  |   GENPACT 2017 PROXY STATEMENT

Eligibility.    Employees, officers, consultants and non-employee members of the board of directors in our employ or service or in the employ or service of our affiliates (whether now existing or hereafter established) will be eligible to participate in the 2017 Plan.  As of March 3, 2017, approximately 77,000 persons (including 7 executive officers and 10 non-employee members of our board of directors) were eligible to participate in the 2017 Plan.  For purposes of the 2017 Plan, an affiliate means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and any entity in which the Company has a significant equity interest, in either case as determined by the plan administrator.

Shares Subject to 2017 Plan.    Subject to adjustment as described below, 15,000,000 common shares will initially be reserved for issuance over the term of the 2017 Plan.

The maximum number of common shares which may be issued pursuant to options intended to qualify as incentive stock options under the U.S. federal tax laws may not exceed 15,000,000 shares.

Awards made under the 2017 Plan will be subject to the following per-participant limitations in order to provide the plan administrator with the opportunity to structure one or more of those awards as performance-based compensation under Section 162(m):

•

In the case of options and share appreciation rights that are settled in shares, the maximum aggregate number of our common shares with respect to which such options and share appreciation rights may be granted to any participant (other than an independent director) under the 2017 Plan in any fiscal year is 4,000,000.

•

In the case of awards other than options and share appreciation rights that are settled in shares, the maximum aggregate number of our common shares with respect to which such awards may be granted to any participant (other than an independent director) under the 2017 Plan in any fiscal year is 4,000,000.

•

In the case of awards that are settled in cash based on the fair market value of our common shares, the maximum aggregate amount of cash that may be paid pursuant to such awards granted to any participant (other than an independent director) under the 2017 Plan in any fiscal year is equal to the per common share fair market value as of the relevant vesting, payment or settlement date multiplied by 4,000,000, in the case of cash-settled share appreciation rights, and 4,000,000, in the case of awards other than cash-settled share appreciation rights.

•

In the case of all other awards, the maximum aggregate amount of cash and other property (valued at fair market value) other than common shares that may be paid or delivered pursuant to awards to any participant (other than an independent director) under the 2017 Plan in any fiscal year is $20,000,000.

Shareholder approval of this proposal will also constitute approval of such share and dollar limitations for purposes of Section 162(m).  Accordingly, such limitations will ensure that any tax deductions to which we would otherwise be entitled under U.S. federal tax rules upon exercise of options or share appreciation rights or the settlement of awards with vesting tied to the attainment of one or more of the corporate performance milestones discussed below will not be subject to the $1 million limitation of Section 162(m).

The maximum aggregate value of awards granted during a fiscal year of the Company to any independent director, taken together with any cash retainer paid to such independent director in respect of such fiscal year, will not exceed $750,000 in total value (the “Director Compensation Limit”).  For purposes of determining such total value, the value of the applicable awards will be the grant date fair value of such awards as determined for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any such awards.

All share and dollar limitations under the 2017 Plan are subject to adjustment for changes in capitalization and other transactions as described below.

GENPACT 2017 PROXY STATEMENT   |  51

The common shares issuable under the 2017 Plan may be drawn from shares of our authorized but unissued common shares or treasury shares (including from common shares that we acquire, including shares purchased on the open market).

Shares subject to outstanding awards under the 2017 Plan that terminate, expire, are forfeited or cancelled without the delivery of shares or are settled in cash will be available for subsequent issuance under the 2017 Plan.  In the event that the withholding of applicable taxes arising from an award other than an option or share appreciation right is satisfied by the tendering of shares of the Company owned by the participant or by the withholding of shares that would otherwise be delivered to the participant in connection with the settlement of such award, the shares so tendered or withheld will be added to the number of shares available to be delivered pursuant to awards under the Plan.  If shares of the Company deliverable to a participant upon exercise of an option or share appreciation right are withheld by the Company or shares owned by such participant are surrendered or tendered to the Company in payment of the exercise price of such option or any taxes required to be withheld or paid or payable in respect of such option or share appreciation right, such shares will not be added to the number of shares otherwise available to be delivered pursuant to awards under the 2017 Plan.  Upon exercise of a share appreciation right, the share reserve will be reduced by the gross number of shares for which the award is exercised.  If an award does not entitle a participant to receive or purchase shares, or if an award is settled in cash, such awards will not reduce the number of common shares available for issuance under the 2017 Plan.

Valuation.    The fair market value per common share on any relevant date under the 2017 Plan will be the closing sale price of our common shares on the New York Stock Exchange on such date or, if such exchange is not open for trading on such date, on the most recent preceding date that such exchange is open for trading. On March 3, 2017, the fair market value determined on such basis was $24.26 per share.

Minimum Vesting.    Share-based awards granted under the 2017 Plan will vest over a period that is not less than one (1) year from the date of grant; provided, however, that (i) the Company may, in its sole discretion, accelerate the exercisability or nonforfeitability of an award upon the participant’s death, disability or termination of employment or service without cause and (ii) up to 5% of the shares available to be delivered pursuant to awards under the 2017 Plan (as adjusted for changes in capitalization and other transactions) may be granted without regard to such minimum one (1)–year vesting requirement.

Options.    Eligible persons may be granted options to purchase our common shares.  The exercise price of each option will not be less than 100% of the fair market value of the option shares on the grant date.  No granted option will have a term in excess of ten years. Payment of the exercise price of any option may be made in cash, common shares, through withholding of shares otherwise issuable upon exercise of the option or through a broker-assisted cashless exercise procedure.

Share Appreciation Rights.    A share appreciation right allows the holder to exercise that right as to a specific number of common shares and receive upon such exercise the excess of (i) the fair market value of the common shares as to which that right is exercised over (ii) the aggregate grant price in effect for those shares.  The grant price will not be less than one hundred percent of the fair market value of the underlying shares on the grant date.  A share appreciation right may be granted alone or in tandem with or in addition to another award. No granted share appreciation right will have a term in excess of ten years.  The plan administrator will determine whether the share appreciation right will be settled in cash, common shares, other securities, other awards, other property or a combination of any of the foregoing and the remaining terms and conditions of a share appreciation right in its discretion, including the methods of exercise, dates of exercise and methods of settlement.

Repricing.    The plan administrator may not implement any of the following repricing programs (except in the case of a corporate transaction as described in the section titled "Changes in Capitalization" below) without shareholder approval: (i) the cancellation of outstanding options or share appreciation rights with exercise prices per share in excess of

52  |   GENPACT 2017 PROXY STATEMENT

the then current fair market value per common share for consideration payable in cash, other awards or our equity securities (except in the event of a change in control) or (ii) the direct reduction of the exercise price in effect for outstanding options or share appreciation rights.

Restricted Shares and Restricted Share Units.    Restricted shares and restricted share units may be awarded under the 2017 Plan.  The plan administrator will determine at the time of grant the restrictions to which restricted shares will be subject, including the vesting schedule.  Unless otherwise determined by the plan administrator in its discretion, unvested restricted shares will generally be forfeited upon termination of a participant’s service.

Restricted share units entitle the holder to receive common shares or the value of common shares underlying those units upon the lapse of restrictions or otherwise as specified by the plan administrator.  The restricted share units may be settled in cash, common shares, other securities or other awards or property, as determined by the plan administrator.  If a restricted share or restricted share unit is intended to qualify as “qualified performance-based compensation” under Section 162(m), the requirements below described in “—Performance Compensation Awards” must be satisfied.

Performance Units.    The plan administrator may grant performance units to participants.  Performance units are awards with an initial value established by the plan administrator at the time of the grant.  In its discretion, the plan administrator will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant.  The plan administrator, in its sole discretion, may pay earned performance units in the form of cash, common shares or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period.  If a performance unit is intended to qualify as “qualified performance-based compensation” under Section 162(m), the requirements below described in “—Performance Compensation Awards” must be satisfied.

Cash Incentive Awards.    The plan administrator may grant cash incentive awards payable upon the attainment of performance goals.  If a cash incentive award is intended to qualify as “qualified performance-based compensation” under Section 162(m), the requirements described below in “—Performance Compensation Awards” must be satisfied.

Performance Compensation Awards.    The plan administrator may designate any award granted under the 2017 Plan (other than options and share appreciation rights) as a performance compensation award in order to qualify such award as “qualified performance-based compensation” under Section 162(m).  The plan administrator will also determine the length of performance periods, the types of award to be issued, the performance criteria that will be used to establish the performance goals, the kinds and levels of performance goals, and any performance formula used to determine whether a performance compensation award has been earned for the performance period. Such performance criteria may be based on one or more of the following, either individually, alternatively or in any combination, applied at a corporate, subsidiary, affiliate, division and/or operational unit basis:  (1) net income before or after taxes, (2) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization and/or charges for stock-based compensation), (3) operating income, net operating income or operating income after tax, (4) earnings per share or growth in earnings per share, (5) return on shareholders’ equity, (6) return on investment or capital, (7) return on assets or net assets, (8) level or amount of acquisitions, (9) share price, (10) profitability and profit margins, (11) market share (in the aggregate or by segment), (12) revenues or sales (based on units or dollars) or growth in revenue or sales, (13) bookings, (14) costs, (15) cash flow, (16) working capital, (17) average sales price, (18) budgeted expenses (operating and capital), (19) inventory turns, (20) accounts receivable levels, (21) level of attrition, (22) operating profit or net operating profit, (23) return on operating revenue or return on operating profit, (24) cash flow per share (before or after dividends), (25) collections and recoveries, (26) total shareholder return, (27) debt reduction, (28) litigation and regulatory resolution goals, (29) budget comparisons, (30) development and implementation of strategic plans and/or organizational restructuring goals, (31) productivity goals, (32) workforce management and succession planning goals, (33) economic value added, (34) measures of customer satisfaction, (35) formation of joint ventures or marketing or customer service

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collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base, (36) mergers and acquisitions, (37) recruitment targets, (38) diversity goals, (39) display of corporate values, (40) development and execution of financial plans and reporting systems, (41) implementation of processes and systems to enhance functions and efficiency, (42) business development and shareholder diversification, (43) execution of investor relations and communication plans, (44) expansion of business operations and goals and capabilities, (45) risk management and compliance, (46) product or market related objectives, and (47) client attraction and retention.

Such performance criteria may be applied on an absolute basis and/or be relative to one or more peer companies of the Company or indices or any combination thereof and may also be based on the performance of the Company or any of the Company’s subsidiaries, operational units or divisions or any affiliate or any combination thereof.  Each applicable performance criterion may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned.  Each applicable performance criterion may be structured at the time of the award to provide for appropriate adjustments or exclusions for one or more of the following items:  (A) asset impairments or write-downs; (B) litigation and governmental investigation expenses and judgments, verdicts and settlements in connection therewith; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) costs and expenses incurred in connection with mergers and acquisitions; (F) costs and expenses incurred in connection with the relocation of the principal offices of the Company or any affiliate; (G) any unusual, infrequent or nonrecurring items; (H) bonus or incentive compensation costs and expenses associated with cash-based awards made under the 2017 Plan or other bonus or incentive compensation plans of the Company or any affiliate; (I) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any affiliate; (J) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any affiliate or the gain or loss realized upon the sale of any such business or the assets thereof; and (K) the impact of foreign currency fluctuations or changes in exchange rates. Any performance criteria that are financial metrics may be determined in accordance with GAAP or may be adjusted when established (or to the extent permitted under Section 162(m), at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

Subject to the terms of the 2017 Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the plan administrator.

Shareholder approval of this proposal will constitute approval of the foregoing performance goals for purposes of establishing the specific vesting criteria for one or more awards under the 2017 Plan that are intended to qualify as performance-based compensation under Section 162(m).

Dividend Equivalents.    Dividend equivalents may be issued under the 2017 Plan (on awards other than options, share appreciation rights or cash incentive awards) and entitle the holder to receive payments (in cash, common shares, other securities, other awards granted under the 2017 Plan or other property as determined in the discretion of the plan administrator) equivalent to the amount of cash dividends paid to the holders of our common shares with respect to a specified number of shares determined by the plan administrator.

However, any amounts attributable to dividend equivalents relating to an award will not vest or become payable prior to the vesting of that award and will, accordingly, be subject to cancellation and forfeiture to the same extent as the underlying award in the event the vesting criteria are not attained.

Other Share-based Awards.    The plan administrator is authorized to award participants other equity-based or equity related awards, including fully vested shares, as deemed by the plan administrator to be

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consistent with the purpose of the 2017 Plan, subject to the terms and conditions determined by the plan administrator at the time of the award.

New Plan Benefits

No awards have been granted under the 2017 Plan that is subject to shareholder approval under this proposal 4.  Any awards following approval of this proposal will be at the discretion of the plan administrator.  Accordingly, the benefits or amounts that may be received by or allocated to each of (i) the officers listed in the Summary Compensation Table, (ii) the nominees for election as a director, (iii) the directors of the Company who are not executive officers of the Company as a group, (iv) the present executive officers of the Company as a group, and (v) the employees of the Company, including all other current officers, as a group are not determinable at this time.

General Provisions

Transferability.    Generally, awards granted under the 2017 Plan (other than share awards containing no restrictions) may not be assigned, pledged, attached, sold or otherwise transferred or encumbered in any manner other than by will or the laws of descent or distribution.  However, the plan administrator may allow a participant to designate a beneficiary to receive the vested portion of an award in the event of the participant’s death, and the plan administrator has the authority to allow the transfer of an award to certain permitted transferees.

Change in Control.    Unless otherwise provided pursuant to an award agreement, in the event of a change of control of the Company, existing awards may be assumed, substituted or continued and if the outstanding awards are not assumed, continued or substituted:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;
•

all performance units and cash incentive awards will be paid out as if “target” performance levels had been attained, but pro rated based on the portion of the performance period that elapses prior to the change of control; and

•

all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

The plan administration has the authority to provide for accelerated vesting of one or more outstanding awards (including awards that are to be assumed, substituted or continued) and to provide for the cash out of the outstanding awards.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	during any period of twenty-four consecutive months, a change in the composition of a majority of our board of directors that is not approved by a majority of the incumbent board of directors;
•

subject to certain limitations specified in the 2017 Plan, the consummation of a merger, reorganization or consolidation, statutory share exchange, recapitalization, tender offer or similar corporate transaction or sale or other disposition of all or substantially all of our assets;

•	the approval by our shareholders of a plan of our complete liquidation or dissolution; or
•

subject to certain limitations specified in the 2017 Plan, an acquisition by any individual, entity or group (other than certain specified shareholders) of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than 25%.

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Changes in Capitalization.    In the event of any recapitalization, share split, reverse share split, split-up or spin-off, reorganization, merger, amalgamation, consolidation, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase our common shares or other securities or other similar corporate transaction or event affecting the common shares or as otherwise permitted under Bermuda law or in the event of any extraordinary dividends or other extraordinary distribution, then the plan administrator will make equitable adjustments to (i) the number and type of shares (or other securities or other property) issuable under the 2017 Plan (including pursuant to incentive share options), (ii)  the number and type of shares (or other securities or other property) subject to outstanding awards or to which outstanding awards relate under the 2017 Plan, (iii) the purchase price, exercise price or grant price with respect to any award under the 2017 Plan and (iv) the maximum number and type of shares (or other securities or other property) for which any one person may be granted awards under the 2017 Plan per fiscal year and the Director Compensation Limit.

Shareholder Rights.    Except with respect to restricted share awards granted under the 2017 Plan, a participant will not have any of the rights and privileges of a shareholder with respect to the common shares underlying any award until the shares subject to that award have been issued.

Amendment and Termination.    Our board of directors may amend, modify or terminate the 2017 Plan at any time; provided, however, that shareholder approval will be required for any amendment which would (i) increase the number of common shares authorized for issuance under the 2017 Plan or pursuant to incentive share options (other than in connection with certain changes to our capital structure as explained above), (ii) decrease the exercise price of any option or share appreciation right that, at the time of such decrease, has an exercise price less than the then current fair market value of a common share or cancel, in exchange for cash or any other award, any such award (other than connection with certain changes to our capital structure, a change in control or other limited circumstance specified in the 2017 Plan) or (iii) change the class of employees or other individuals eligible to participate in the 2017 Plan to the extent such shareholder approval may otherwise be required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common shares are at the time primarily traded.  The 2017 Plan will terminate in all events on May 9, 2027.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of the U.S. Federal income taxation treatment applicable to us and the participants who receive awards under the 2017 Plan.

Option Grants.    Options granted under the 2017 Plan may be either incentive share options which satisfy the requirements of Code Section 422 or nonqualified options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Share Options.    No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes.  The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions.  For U.S. Federal tax purposes, dispositions are divided into two categories:  (i) qualifying, and (ii) disqualifying.  A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares.  If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares.  If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the

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shares will be taxable as ordinary income to the optionee.  Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition.  We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Nonqualified Options.    No taxable income is recognized by an optionee upon the grant of a nonqualified option.  The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.  We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.  The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Share Appreciation Rights.    No taxable income is recognized upon receipt of a share appreciation right.  The holder will recognize ordinary income in the year in which the share appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying common shares on the exercise date over the grant price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the share appreciation right.  The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Share Awards.    The recipient of unvested common shares issued under the 2017 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares.  The recipient may, however, elect under Code Section 83(b) to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares.  If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest.  We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares.  The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Share Units.    No taxable income is recognized upon receipt of restricted share units.  The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued.  The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Units.    No taxable income is recognized upon receipt of performance units.  The holder will recognize ordinary income in the year in which the performance units are settled.  The amount of that income will be equal to the fair market value of the common shares or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance units at the time those awards are settled.  That deduction will be allowed for the taxable year in which such ordinary income is recognized.

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Share Awards.    The recipient of a share award will recognize ordinary income in the year in which the shares subject to a share award are issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued.  The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights.    No taxable income is recognized upon receipt of a dividend equivalent right award.  The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder.  The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income.  We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder.  That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation.    We anticipate that any compensation deemed paid by us in connection with the exercise of nonqualified options or share appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers.  Accordingly, the compensation deemed paid with respect to options and share appreciation rights granted under the 2017 Plan will remain deductible by us without limitation under Section 162(m).  However, any compensation deemed paid by us in connection with shares or cash issued under restricted shares or restricted share unit or performance unit awards will be subject to the $1 million limitation, unless the issuance of the shares or cash is tied to one or more of the performance milestones described above.

Accounting Treatment.    The accounting principles applicable to awards made under the 2017 Plan may be summarized in general terms as follows:

Pursuant to the accounting standards established under the FASB Accounting Standards Codification Topic 718, we will be required to expense all share-based payments, including grants of options, share appreciation rights, common shares, restricted shares, restricted share units and all other share-based awards under the 2017 Plan.  Accordingly, options and share appreciation rights which are granted to our employees and non-employee Board members and payable in common shares will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award.  For shares issuable upon the vesting of restricted share units awarded under the 2017 Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award.  If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period.  Such accounting treatment for restricted share units and direct share issuances will be applicable whether vesting is tied to service periods or performance goals, although for performance-based awards, the grant date fair value will initially be determined on the basis of the probable outcome of performance goal attainment.  The issuance of fully-vested share awards will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Dividends or dividend equivalents paid on the portion of an award that vests will be charged against our retained earnings. If the award holder is not required to return the dividends or dividend equivalents if they forfeit their awards, dividends or dividend equivalents paid on instruments that do not vest will be recognized by us as additional compensation cost.

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Finally, it should be noted that the compensation expense accruable for performance-based awards under the 2017 Plan will, in general, be subject to adjustment to reflect the actual outcome of the applicable performance goals, and any expenses accrued for such performance-based awards will be reversed if the performance goals are not met, unless those performance goals are deemed to constitute market conditions (i.e., because they are tied to the price of our common shares) under FASB Accounting Standards Codification Topic 718.

Required Vote

The approval of the proposal requires the affirmative vote of a simple majority of the votes cast.  Should such approval not be obtained, then the share reserve under the 2017 Plan will not be increased.  However, awards will continue to be made under the 2017 Plan until the date all the common shares currently reserved for issuance thereunder have been issued or any earlier termination of the 2017 Plan.

BOARD RECOMMENDATION: The board of directors believes that approval of the adoption of the 2017 Omnibus Incentive Compensation Plan is in our best interests and the best interests of our shareholders and therefore recommends a vote FOR this proposal.

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Audit Matters

REPORT OF THE AUDIT COMMITTEE

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2016 and has discussed these financial statements with our management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, KPMG, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required by the applicable auditing standards adopted by the Public Company Accounting Oversight Board (PCAOB).

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from Genpact.

Based on its discussions with management and the independent registered public accounting firm, and its review of the information provided by management and the independent registered public accounting firm, the audit committee recommended to our board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

By the audit committee of the board of directors of Genpact Limited.

Alex Mandl, Chair

Laura Conigliaro

CeCelia Morken

Robert Scott

Mark Verdi

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PROPOSAL 5 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected the firm of KPMG as our independent registered public accounting firm for the current fiscal year. KPMG has served as our independent registered public accounting firm since October 1, 2004. If this proposal is not approved at our 2017 annual meeting, our audit committee will reconsider its selection of KPMG. Representatives of KPMG are not expected to be present at the annual meeting.

BOARD RECOMMENDATION: The board of directors believes that the selection of KPMG as our independent registered public accounting firm is in the Company’s best interests and the best interests of our shareholders and therefore recommends a vote FOR this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table presents the aggregate fees for services rendered by KPMG, our independent registered public accounting firm, for the fiscal years ended December 31, 2016 and 2015.

	Fiscal 2016	Fiscal 2015
	($ in thousands)
Audit fees	$2,524	$2,585
Audit-related fees	1,015	798
Tax fees	607	661
All other fees	95	103
Total fees	$4,241	$4,147

Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Audit-related fees consist primarily of assurance and related services. Assurance and related services mainly include SOC 1 (ISAE 3402) attestation and certification for submission to statutory and regulatory authorities. Tax fees include fees for professional services for tax compliance, assessment support and advisory services. All other fees include fees for services provided other than the services reported above.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of the registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. From time to time, the audit committee may pre-approve services that are expected to be provided to Genpact by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the audit committee, management or the independent registered public accounting firm report to the audit committee regarding services actually provided to Genpact.

During fiscal 2016, no services were provided to Genpact by KPMG other than in accordance with the pre-approval policies and procedures described above.

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Important Information about the Annual General Meeting and Voting

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and act on the following matters:

1.	To elect eleven (11) directors to hold office until the next annual election or until their successors are duly elected and qualified;
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;
3.	To recommend, in a non-binding, advisory vote, whether a non-binding, advisory shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;
4.	To ratify and approve the adoption of the Genpact Limited 2017 Omnibus Incentive Compensation Plan;
5.	To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
6.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on March 3, 2017. This date is the record date for the annual meeting.

Shareholders of record at the close of business on March 3, 2017 are entitled to vote on each proposal at the annual meeting. The number of outstanding common shares entitled to vote on each proposal at the meeting is 198,996,245.

How many votes do I have?

Each common share of Genpact that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many common shares you own. Please take the time to read the instructions below and vote. Choose the way to vote that is easiest and most convenient for you and submit your proxy so your vote is cast as soon as possible.

How do I vote?

If you are a record holder of Genpact shares, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the annual meeting. If you hold your shares in “street name,” refer to the information below on how to vote your shares.

You may submit your proxy to vote by mail.    You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote “FOR” each director nominee included in Proposal 1, “FOR” Proposals 2, 4 and 5, and “ONE YEAR” for Proposal 3.

You may submit your proxy to vote over the Internet.    If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Electronic Voting Instructions” set forth on the enclosed proxy card.

You may vote in person.    If you attend the meeting at the location set forth in the accompanying Notice of 2017 Annual General Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting. If you attend the meeting in person you will need to bring an acceptable form of photo identification, such as a driver’s license or passport.

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Can I change my vote after I have mailed my proxy card or after I have submitted my proxy to vote my shares over the Internet?

Yes. You can revoke your proxy and change your vote at any time before the polls close at the meeting by doing any one of the following things:

•	signing and delivering another proxy with a later date to our Corporate Secretary, c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036 USA;
•	submitting another proxy to vote with a later date over the Internet;
•	giving our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy; or
•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on May 9, 2017. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (“NYSE”) rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All proposals other than the ratification of KPMG as the Company’s independent registered public accountants for fiscal year 2017 are non-routine matters and, therefore, common shares held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

What constitutes a quorum?

In order for business to be conducted at the annual meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in the accompanying Notice of 2017 Annual General Meeting, we will have a quorum if at least two shareholders are present in person or by proxy who hold or represent more than 50 percent of the outstanding shares entitled to vote, or at least 99,498,123 shares. Common shares represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

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What vote is required for each item?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast. There is no cumulative voting in the election of directors. The election of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” are not counted as votes cast and will not affect the voting results on any proposals. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the board of directors that would have been filled by the director nominee will become vacant. The board of directors has the ability to fill any vacancy upon the recommendation of its nominating and governance committee.

How will votes be counted?

Each common share will be counted as one vote according to the instructions contained on a properly completed proxy, whether submitted by mail, over the Internet, or on a ballot voted in person at the annual meeting. Shares will not be voted in respect of a proposal if either (1) the shareholder abstains from voting on a particular matter, or (2) the shares are broker non-votes. If the shareholder signs and submits but does not indicate voting instructions on the proxy card, the proxies will have the authority to vote in respect of all proposals.

Who will count the votes?

An independent vote tabulator will count the votes. Computershare has been appointed by the board of directors as the independent Inspector of Election and will determine the existence of a quorum and validity of proxies and ballots, and certify the results of the voting.

How does the board of directors recommend that I vote on the proposals?

The board of directors recommends that you vote:

FOR the election of the eleven directors listed under Proposal 1 to hold office until the next annual election or until their successors are duly elected;

FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

ONE YEAR with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur;

FOR the ratification and approval of the adoption of the Genpact Limited 2017 Omnibus Incentive Compensation Plan; and

FOR the ratification and approval of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Will any other business be conducted at the meeting or will other matters be voted on?

The board of directors does not know of any other matters that may properly come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail or through the Internet, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in a current report on Form 8-K within four business days of the 2017 annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2018 annual general meeting?

Our bye-laws contain advance notice procedures with regard to shareholder proposals not related to director nominations. If you are interested in submitting a proposal for inclusion in the proxy statement for the 2018 annual general meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for our 2018 Annual General Meeting of Shareholders at the New York City address set forth below no later than December 13, 2017.

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Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of our outstanding common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at our registered office not less than six weeks before the date of the meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the shareholder proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bye-laws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder on whose behalf the proposal is made;

•	the name and record address of the shareholder;
•	the class and number of shares of our share capital which are owned and of record by the shareholder;
•

a representation that the shareholder is a holder of record of our shares entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

Our bye-laws also contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that any shareholder may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given to our corporate secretary not less than 120 days nor more than 150 days prior to the date of the proxy statement released to shareholders in connection with the prior year’s annual meeting.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the owner on whose behalf the nomination is made, including:

•	the name and record address of the shareholder and the owner;
•	the class and number of shares of our share capital which are owned beneficially and of record by the shareholder;
•

a representation that the shareholder is a holder of record of our shares entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation as to whether the shareholder intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding share capital required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Any proposals, nominations or notices should be sent to:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

GENPACT 2017 PROXY STATEMENT   |  65

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We are initially soliciting these proxies by mail, but our directors, officers and selected other employees may also solicit proxies by telephone, e-mail or other means of communication without additional remuneration. Directors, officers and employees who help us in solicitation of proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials. We have also retained Georgeson LLC to assist in the solicitation of proxies and related services, for a fee estimated to be $15,000 plus reasonable expenses. In addition, we have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. We may incur other expenses in connection with the solicitation of proxies for the annual meeting.

Will the 2016 financial statements be presented to the annual meeting?

Yes. At the annual meeting we will present the audited consolidated financial statements for the fiscal year ended December 31, 2016, as required by Bermuda law. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is available on our website at www.genpact.com. If you would like a copy of our Annual Report on Form 10-K, we will send you one without exhibits at no charge. Please contact:

Genpact LLC

1155 Avenue of the Americas, 4th Floor

New York, New York 10036

Attention: Corporate Secretary

Our website address is provided for convenience only. We are not including the information on our website, or any information which may be linked through our website, as a part of this proxy statement, nor is it incorporated herein.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of each of our proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: c/o Genpact LLC, 1155 Avenue of the Americas, 4th Floor, New York, New York 10036, Attention: Corporate Secretary, or by telephone at (646) 624-5913. If you would like to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or by telephone at (646) 624-5913.

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Other Matters

Our board of directors does not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

Electronic Submission of Proxies for Voting

If you own your common shares of record, you may submit your proxy to vote your shares over the Internet at www.investorvote.com/G by following the instructions on the enclosed proxy card. Proxies submitted over the Internet must be received by 1 a.m., Eastern Daylight Time, on May 9, 2017.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of submitting your proxy to vote over the Internet or by telephone, instructions for which will be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope (or submit your proxy to vote your shares over the Internet). A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

GENPACT 2017 PROXY STATEMENT   |  67

Exhibit 1

Genpact Limited
2017 Omnibus incentive Compensation Plan

SECTION 1.  Purpose.  The purpose of this Genpact Limited 2017 Omnibus Incentive Compensation Plan is to promote the interests of Genpact Limited, a Bermuda limited exempted company, and its shareholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

SECTION 2.  Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Applicable Taxes” means, with respect to any Award, Federal, state, local and foreign income taxes or other taxes (including but not limited to fringe benefit taxes) required to be withheld or paid or payable by the applicable Participant, the Company or any Affiliate with respect to such Award (including but not limited to as a result of or with respect to the grant, issuance or, if applicable, exercise, vesting or settlement, of such Award).

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document (including, for the avoidance of doubt, any electronically delivered or processed instrument or document) evidencing any Award, which may, but need not, require execution or acknowledgment by the applicable Participant.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in an Award Agreement, the applicable Participant’s:

(i) continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from a documented Disability);

(ii) willful failure to perform substantially his or her duties with the Company, or other willful conduct that is materially injurious to the Company, monetarily or otherwise;

(iii) personal dishonesty in the performance of his or her duties;

(iv) breach of fiduciary duty involving personal profit;

(v) commission or conviction of a felony or a misdemeanor, or the entering of a plea of guilty or nolo contendere with respect to a felony or a misdemeanor (unless the Company determines that considering such circumstances is prohibited by applicable law); or

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(vi) willful or significant violation of any Company rule or procedure, including without limitation, absenteeism, violation of safety rules or insubordination;

provided, however, that if a Participant is party to an employment agreement with the Company that includes a definition of “Cause, ” “Cause” shall have the meaning set forth in such agreement, unless otherwise provided therein.  All determinations of whether any of the events above have occurred and/or whether “Cause” shall have occurred will be determined by the Committee in its sole discretion.

“Cash Incentive Award” means an Award (a) granted pursuant to Section 6(g), (b) that is settled in cash and (c) the value of which is set by the Committee and is not calculated by reference to the Fair Market Value of a Share.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that except in the case of a transaction similar to a transaction described in subparagraph (b)(iii) below, any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation of, or effectiveness of, a change of control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 24 consecutive months, individuals who were members of the Board at the beginning of such period (the “Incumbent Directors”) cease at any time during such period for any reason to constitute at least a majority of the Board; provided, however, that (A) any individual becoming a director subsequent to the beginning of such period whose appointment or election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs pursuant to an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), other than the Board or any Specified Shareholder and (B) any individual becoming a director subsequent to the beginning of such period whose appointment or election, or nomination for election, was made by any of the Specified Shareholders shall be considered as though such individual were an Incumbent Director;

(ii) the consummation of (A) a merger or amalgamation, consolidation, statutory share exchange, reorganization, recapitalization, tender offer or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (A), being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto))  of the Company’s common shares or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a

GENPACT 2017 PROXY STATEMENT   |  E-2

corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of such Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no Person (excluding (X) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity, (Y) any Specified Shareholder and (Z) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the shareholders of the Company approve a voluntary plan of liquidation, winding up or dissolution of the Company, unless such liquidation, winding up or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than (A) any Specified Shareholder, (B) the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (D) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company Voting Securities that is equal to or greater than 25%; provided, however, that for purposes of this subparagraph (iv) (and not for purposes of subparagraphs (i) through (iii) above), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation, (D) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (ii) above or (E) any acquisition directly from the Company.

Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Corporation as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in

E-3  |   GENPACT 2017 PROXY STATEMENT

Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” means the compensation committee of the Board or a subcommittee thereof, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Genpact Limited and any successor (whether direct or indirect, by purchase, merger or amalgamation, consolidation or otherwise) to all or substantially all of the business or assets of Genpact Limited.

“Director Compensation Limit” shall have the meaning specified in Section 3(f).

“Disability” means, with respect to any Participant, that the Participant becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or that the Participant becomes eligible to receive income replacement benefits under any long-term disability plan covering employees of the Company or any of its Affiliates by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Effective Date” shall have the meaning specified in Section 10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto and the rules and regulations promulgated thereunder.

“Exercise Price” means (a) in the case of an Option, the price specified in the applicable Award Agreement as the price per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of a SAR, the price specified in the applicable Award Agreement as the reference price per-Share used to calculate the amount payable pursuant to such SAR.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Family Member” means, with respect to any Participant, such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and any person sharing the household of the Participant (other than a tenant or an employee of the Participant).

GENPACT 2017 PROXY STATEMENT   |  E-4

“Incentive Share Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(c) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board who meets the independence requirements of the NYSE or, if applicable, other national stock exchange on which the Shares are listed.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Minimum Vesting Requirement” shall have the meaning specified in Section 6(b).

“NYSE” means the New York Stock Exchange.

“Nonqualified Share Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(c) and (b) is not an Incentive Share Option.

“Option” means an Incentive Share Option or a Nonqualified Share Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any Affiliate who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 6(j).

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award, Performance Unit or Cash Incentive Award under the Plan.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award, Performance Unit or Cash Incentive Award of a particular Participant, whether all, a portion or none of the Award has been earned for the Performance Period.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining the applicable Participant’s right to and the payment of a Performance Compensation Award, Performance Unit or Cash Incentive Award.

“Performance Unit” means an Award under Section 6(f) that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the applicable Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof,

E-5  |   GENPACT 2017 PROXY STATEMENT

upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Permitted Transferee” means (a) any Family Member, (b) any trust in which any Family Member, individually or jointly, has more than fifty percent of the beneficial interest, (c) any foundation in which the applicable Participant or any Family Member, individually or jointly, controls the management of assets and (e) any other entity in which the applicable Participant or any Family Member, individually or jointly, owns more than fifty percent of the voting interests.

“Plan” means this Genpact Limited 2017 Omnibus Incentive Compensation Plan, as in effect from time to time.

“Restricted Share” means a Share delivered under Section 6(e) that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted share unit Award under Section 6(e) that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a share appreciation right Award under Section 6(d) that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means the common shares of the Company, $0.01 par value per share, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, amalgamation, consolidation, split-up, combination, exchange of shares or other similar transaction permitted under Bermuda law or (b) as may be determined by the Committee pursuant to Section 4(b).

“Specified Shareholder” means Glory Investments A Limited, any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under the common control of the foregoing and any successor entity to the foregoing.

“Sub Plans” shall have the meaning specified in Section 11.

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of Section 86 of the Companies Act 1981 (Bermuda), as amended).

SECTION 3.  Administration.  (a)  Composition of Committee.  The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and to satisfy any applicable

GENPACT 2017 PROXY STATEMENT   |  E-6

requirements of Rule 16b-3, Section 162(m) of the Code and any other applicable laws or rules, the Committee shall, unless otherwise determined by the Board, be composed of two or more directors, all of whom shall be Independent Directors and (i) at least two members of which shall qualify as “non-employee directors” under Rule 16b-3 and (ii) at least two members of which shall qualify as “outside directors” under Section 162(m) of the Code.

(b)  Authority of Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole authority to administer the Plan, including but not limited to the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by or dollar value to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend any outstanding Award or grant a replacement Award for any Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)  Committee Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder of the Company.

(d)  Indemnification.  No member of the Board, the Committee or any subcommittee thereof or any employee of the Company to whom authority has been delegated under Section 3(e) (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder.  Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the

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Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice.  The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Bye-laws.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Bye-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e)  Delegation of Authority.  The Committee may delegate, on such terms and conditions as it determines in its sole discretion, (i) to any subcommittee of the Committee or to one or more senior officers of the Company the authority to make grants of Awards to officers (other than officers subject to Section 16 of the Exchange Act), employees and consultants of the Company and any Affiliate (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto and (ii) to the extent necessary to satisfy the requirements under Section 162(m) of the Code or Rule 16b-3, to subcommittees consisting solely of members of the Committee who are (x) “outside directors” for purposes of Code Section 162(m) or (y) “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

(f)  Awards to Independent Directors.  Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion but subject to the limitation below, at any time and from time to time, grant Awards to Independent Directors and administer the Plan with respect to such Awards.  In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4.  Shares Available for Awards; Cash Payable Pursuant to Awards.  (a)  Shares and Cash Available.  Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 15,000,000.  Of this aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, the maximum number of Shares that may be delivered pursuant to Incentive Share Options granted under the Plan shall be 15,000,000.  If any Award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of Shares or is settled in cash, then the Shares covered by such forfeited, expired, terminated, settled or canceled Award shall be added to the number of Shares available to be delivered pursuant to Awards under the Plan.  In the event that the withholding of Applicable Taxes arising from an Award other than an Option or SAR is satisfied by the tendering of Shares owned by the applicable Participant or by the withholding of Shares that would otherwise be delivered to the applicable Participant in connection with the settlement of such Award, the Shares so tendered or withheld shall be added to the number of Shares available to be delivered pursuant to Awards under the Plan.  In the event that (x) Shares deliverable to a Participant upon the exercise or settlement of an Option or SAR are withheld by the Company or (y) Shares owned by such Participant (which are not subject to any pledge or other security interest) are surrendered or tendered to the Company, in either case under clauses (x) or (y) in payment of the Exercise Price of such Option or SAR or any Applicable Taxes, in each case in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such withheld, surrendered or tendered Shares shall not be added to the number of Shares available to be

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delivered pursuant to Awards under the Plan.  Upon exercise of a stock-settled SAR, the number of Shares available under the Plan shall be reduced by the gross number of Shares for which the SAR is exercised.  Subject to adjustment as provided in Section 4(b), (i) in the case of Options and SARs that are settled in Shares, the maximum aggregate number of Shares with respect to which such Options and SARs may be granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be 4,000,000; (ii) in the case of Awards other than Options and SARs that are settled in Shares, the maximum aggregate number of Shares with respect to which such Awards may be granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be 4,000,000; (iii) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant (other than an Independent Director) in any fiscal year of the Company under the Plan shall be equal to the per Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by the number of Shares described (A) in the preceding clause (i), in the case of cash-settled SARs, or (B) in the preceding clause (ii), in the case of such Awards other than cash-settled SARs; and (iv) in the case of all other Awards, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant (other than an Independent Director) in any fiscal year of the Company shall be equal to $20,000,000.  The maximum aggregate value of Awards granted during a fiscal year of the Company to any Independent Director, taken together with any cash retainer paid to such Independent Director in respect of such fiscal year, shall not exceed $750,000 in total value (such limit, the “Director Compensation Limit”); provided that, for purposes of determining such total value, the value of the applicable Awards shall be the grant date fair value of such Awards determined for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any such Awards).

(b)  Adjustments for Changes in Capitalization and Similar Events.  (i)  In the event of any recapitalization, stock split, reverse stock split, split-up or spin-off, reorganization, merger or amalgamation, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares or as otherwise permitted under Bermuda law, the Committee (A) shall, in order to preserve the value (as determined for this purpose by the Committee) of the Awards and in the manner determined by the Committee to be equitable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (I) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Share Options), as provided in Section 4(a), (II) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, as provided in Section 4(a) and (III) the Director Compensation Limit and (2) the terms of any outstanding Award, including (I) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (II) the Exercise Price, if applicable, with respect to any Award and (B) may, if deemed appropriate or desirable by the Committee, (1) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (2) cancel and terminate

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any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(ii)  In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), the Committee (A) shall, in order to preserve the value (as determined for this purpose by the Committee) of the Awards and in the manner determined by the Committee to be equitable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Share Options), as provided in Section 4(a), (Y) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company and (Z) the Director Compensation Limit and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award and (B) may, if deemed appropriate or desirable by the Committee, (1) make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (2) cancel and terminate any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c)  Substitute Awards.  Awards may, in the discretion of the Committee, be granted under the Plan in substitution for outstanding awards previously granted by the Company or any of its Affiliates or an entity acquired by the Company or any Affiliate or with which the Company or any Affiliate merges, amalgamates or combines (such Awards, “Substitute Awards”).  The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares (under Section 4(a)) that may be delivered pursuant to Awards granted under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the aggregate number of Shares (under Section 4(a)) that may be delivered pursuant to Awards granted under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Share Options under the Plan.

(d)  Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5.  Eligibility.  Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any Affiliate shall be eligible to be designated a Participant.

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SECTION 6.  Awards.  (a)  Types of Awards.  Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units, (vi) Cash Incentive Awards and (vii) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company.  Awards may be granted in tandem with other Awards.  No Incentive Share Option (other than an Incentive Share Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Share Option under the Code.

(b)  Vesting.  Notwithstanding anything to the contrary in the Plan, Share-based Awards granted under the Plan shall vest over a period that is not less than one (1) year from the date of grant (the “Minimum Vesting Requirement”); provided, however, that (i) the Committee may, in its sole discretion, accelerate the exercisability or nonforfeitability of any Award upon the death, Disability or termination of employment or service without Cause of the applicable Participant and (ii) up to 5% of the Shares available to be delivered pursuant to Awards under the Plan as of the Effective Date (as adjusted pursuant to Section 4(b)) may be granted without regard to the Minimum Vesting Requirement.

(c)  Options.  (i)  Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether an Option will be an Incentive Share Option or a Nonqualified Share Option and the conditions and limitations applicable to the vesting and exercise of any Option.  In the case of Incentive Share Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time.  All Options granted under the Plan shall be Nonqualified Share Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Share Option.  If an Option is intended to be an Incentive Share Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Share Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Share Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Share Options.

(ii) Exercise Price.  The Exercise Price of each Share covered by an Option shall be equal to or greater than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of an Incentive Share Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate, the per Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.

(iii)  Vesting and Exercise.  Subject to Section 6(b), each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter.  Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise.  The vesting schedule for each Option shall be specified by the Committee in the applicable Award Agreement.  An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment, pursuant to Section 6(c)(iv), for the Shares with respect to which the Option is exercised has been received by the Company.  Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Section 4, in the number of Shares

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that may be available for purposes of the Plan, in each case, by the number of Shares as to which the Option is exercised.  The Committee may impose such conditions with respect to the exercise of Options, including but not limited to any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv)  Payment.  No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has also paid to the Company an amount equal to any Applicable Taxes, including by a cashless exercise of the applicable Option.  Such payments may be made in cash (or its equivalent) or, in the Committee’s sole discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) by delivery of irrevocable instructions to the Company to withhold Shares otherwise deliverable upon the exercise of the Option with an aggregate Fair Market Value equal to such aggregate Exercise Price and an amount equal to any Applicable Taxes (for the avoidance of doubt, the Shares withheld shall be counted against the maximum number of Shares that may be delivered pursuant to the Awards granted under the Plan as provided in Section 4(a) or (3) subject to such rules as may be established by the Committee, through a cashless exercise of the Option by delivery of irrevocable instructions to a broker (reasonably satisfactory to the Company for purposes of administering such cashless exercise in compliance with the Company’s pre-clearance/pre-notification policies) to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to such aggregate Exercise Price and an amount equal to any Applicable Taxes, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so withheld or tendered to the Company as of the date of such withholding or tender is at least equal to such aggregate Exercise Price and an amount equal to any such Applicable Taxes.

(v)  Expiration.  Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) either (x) 90 days after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or any Affiliate for any reason other than the Participant’s death or Disability or (y) six months after the date the Participant who is holding the Option ceases to be a director, officer, employee or consultant of the Company or any Affiliate by reason of the Participant’s death or Disability.  In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.  For the avoidance of doubt, unless otherwise provided in the applicable Award Agreement, a Participant whose employment or service is transferred from the Company or any Affiliate to another of the Company or any Affiliate shall not be deemed to have terminated employment or service with the Company or such Affiliate under the Plan.

(d)  SARs.  (i)  Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof.  SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award.  SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time.

(ii)  Exercise Price.  The Exercise Price of each Share covered by a SAR shall be equal to or greater than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).

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(iii)  Exercise.  A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof.  The Committee shall determine, in its sole discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv)  Other Terms and Conditions.  Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR.  Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter.  The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.

(v)  Expiration.  Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) either (x) 90 days after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or any Affiliate for any reason other than the Participant’s death or Disability or (y) six months after the date the Participant who is holding the SAR ceases to be a director, officer, employee or consultant of the Company or any Affiliate by reason of the Participant’s death or Disability.  In no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted.  For the avoidance of doubt, unless otherwise provided in the applicable Award Agreement, a Participant whose employment or service is transferred from the Company or any Affiliate to another of the Company or any Affiliate shall not be deemed to have terminated employment or service with the Company or such Affiliate under the Plan.

(e)  Restricted Shares and RSUs.  (i)  Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and the other terms and conditions of such Awards.

(ii)  Transfer Restrictions.  Subject to Section 9(a), Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement and otherwise in accordance with Bermuda law and the Company’s Bye-laws.  Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a signed blank share transfer form, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time as the restrictions applicable to such Restricted Shares lapse.  Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative.

(iii)  Payment/Lapse of Restrictions.  Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share.  RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.  If a Restricted Share or an RSU is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for the restrictions applicable thereto to lapse.

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(f)  Performance Units.  (i)  Grant.  Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Performance Units shall be granted and the terms and conditions thereof.

(ii)  Value of Performance Units.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.  The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.

(iii)  Earning of Performance Units.  Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv)  Form and Timing of Payment of Performance Units.  Subject to the provisions of the Plan, the Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period.  Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee.  The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.  If a Performance Unit is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for a Participant to be entitled to payment.

(g)  Cash Incentive Awards.  Subject to the provisions of the Plan, the Committee, in its sole discretion, shall have the authority to grant Cash Incentive Awards.  The Committee shall establish Cash Incentive Award levels to determine the amount of a Cash Incentive Award payable upon the attainment of Performance Goals and the terms and conditions of each Cash Incentive Award.  If a Cash Incentive Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for a Participant to be entitled to payment.

(h)  Other Share-Based Awards.  Subject to the provisions of the Plan, the Committee shall have the sole authority to grant to Participants other equity-based or equity-related Awards (including but not limited to fully-vested Shares) in such amounts and subject to such terms and conditions as the Committee shall determine.  If such an Award is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, all requirements set forth in Section 6(j) must be satisfied in order for a Participant to be entitled to payment.

(i)  Dividend Equivalents.  In the sole discretion of the Committee, an Award, other than an Option, SAR or Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including but not limited to payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that a Participant shall be eligible to receive dividends or dividend equivalents in respect of any

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Award only upon settlement or payment of, or lapse of restrictions on, such Award and such dividend or dividend equivalent rights shall be forfeited under the same conditions as the Award.

(j)  Performance Compensation Awards.  (i)  General.  The Committee shall have the authority, at the time of grant of any Award, to designate such Award (other than Options and SARs) as a Performance Compensation Award in order to qualify such Award as “qualified performance-based compensation” under Section 162(m) of the Code.  Options and SARs granted under the Plan shall not be included among Awards that are designated as Performance Compensation Awards under this Section 6(j).

(ii)  Eligibility.  The Committee shall, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period.  However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period.  The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(j).  Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(iii)  Discretion of Committee with Respect to Performance Compensation Awards.  With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the types of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds and levels of the Performance Goals that are to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and the Performance Formula; provided that such Performance Formula shall be objective and nondiscretionary.  Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(iv)  Performance Criteria.  Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goals shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following:  (A) net income before or after taxes, (B) earnings before or after taxes (including earnings before interest, taxes, depreciation, amortization and/or charges for stock-based compensation), (C) operating income, net operating income or operating income after tax (D) earnings per share or growth in earnings per share, (E) return on shareholders’ equity, (F) return on investment or capital, (G) return on assets or net assets, (H) level or amount of acquisitions, (I) share price, (J) profitability and profit margins, (K) market share (in the aggregate or by segment), (L) revenues or sales (based on units or dollars) or growth in revenue or sales, (M) bookings, (N) costs, (O) cash flow, (P) working capital, (Q) average sales price, (R) budgeted expenses (operating and capital), (S) inventory turns, (T) accounts receivable levels, (U) level of attrition, (V) operating profit or net operating profit, (W) return on operating revenue or return on operating profit, (X) cash flow per share

E-15  |   GENPACT 2017 PROXY STATEMENT

(before or after dividends), (Y) total shareholder return, (Z) collections and recoveries, (AA) debt reduction, (BB) litigation and regulatory resolution goals, (CC) budget comparisons, (DD) development and implementation of strategic plans and/or organizational restructuring goals, (EE) productivity goals, (FF) workforce management and succession planning goals, (GG) economic value added, (HH) measures of customer satisfaction, (II) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base, (JJ) mergers and acquisitions, (KK) recruitment targets, (LL) diversity goals, (MM) display of corporate values, (NN) development and execution of financial plans and reporting systems, (OO) implementation of processes and systems to enhance functions and efficiency, (PP) business development and shareholder diversification, (QQ) execution of investor relations and communication plans, (RR) expansion of business operations and goals and capabilities, (SS) risk management and compliance, (TT) product or market related objectives, and (UU) client attraction and retention. Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

Such Performance Criteria may be applied on an absolute basis and/or be relative to one or more peer companies of the Company or indices or any combination thereof.  Each applicable Performance Criterion may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned.  Each applicable Performance Criterion may be structured to provide for appropriate adjustments or exclusions for one or more of the following items: (A) asset impairments or write-downs; (B) litigation and governmental investigation expenses and judgments, verdicts and settlements in connection therewith; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) costs and expenses incurred in connection with mergers and acquisitions; (F) costs and expenses incurred in connection with the relocation of the principal offices of the Company or any Affiliate; (G) any unusual, infrequent or nonrecurring items; (H) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan or other bonus or incentive compensation plans of the Company or any Affiliate, (I) items of income, gain, loss or expense attributable to the operations of any business acquired by the Company or any Affiliate; (J) items of income, gain, loss or expense attributable to one or more business operations divested by the Company or any Affiliate or the gain or loss realized upon the sale of any such business or the assets thereof and (K) the impact of foreign currency fluctuations or changes in exchange rates.  To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Performance Period.

(v)  Modification of Performance Goals.  The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “qualified performance‑based compensation” under Section 162(m) of the Code), in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code (A) in the event of, or in anticipation of, any unusual or infrequent corporate item,

GENPACT 2017 PROXY STATEMENT   |  E-16

transaction, event or development affecting the Company or any of its Subsidiaries, Affiliates, divisions or operating units (to the extent applicable to such Performance Goal) or (B) in recognition of, or in anticipation of, any other unusual, infrequent or nonrecurring events affecting the Company or any of its Subsidiaries, Affiliates, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Subsidiaries, Affiliates, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(vi)  Payment of Performance Compensation Awards.  (A)  Condition to Receipt of Payment.  A Participant must be employed by the Company or an Affiliate on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.  Notwithstanding the foregoing, in the discretion of the Committee, Performance Compensation Awards may be paid to Participants who have retired from the employment of the Company or an Affiliate or whose employment with the Company or an Affiliate has terminated prior to the last day of the Performance Period for which a Performance Compensation Award is made or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(B)  Limitation.  A Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goals for such period are achieved and certified by the Committee in accordance with Section 6(j)(vi)(C) and (2) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(C)  Certification.  Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula.  The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply negative discretion as authorized by Section 6(j)(vi)(D).

(D)  Negative Discretion.  Unless otherwise provided in the applicable Award Agreement, in determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may, in its sole discretion, reduce or eliminate the amount of the Award earned in the Performance Period, even if applicable Performance Goals have been attained.

(E)  Timing of Award Payments.  Unless otherwise provided in the applicable Award Agreement, the Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively and reasonably possible following completion of the certifications required by Section 6(j)(vi)(C).

(F)  Discretion.  In no event shall any discretionary authority granted to the Committee by the Plan be used to (1) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained, (2) increase a Performance Compensation Award for any Participant at any time after the first 90 days of the Performance Period (or, if shorter, the maximum period allowed under Section 162(m)) or (3) increase a Performance Compensation Award above the maximum amount payable under Section 4(a) of the Plan.

E-17  |   GENPACT 2017 PROXY STATEMENT

SECTION 7.  Amendment and Termination.  (a)  Amendments to the Plan.  Subject to any applicable law or government regulation and to the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the shareholders of the Company except that shareholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Share Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a)(i); (ii) amend, modify or terminate the requirements under Section 6(c)(ii) or Section 6(d)(ii) with respect to the minimum Exercise Price for Options or SARs, respectively; (iii) decrease the Exercise Price of any Option or SAR or, at a time when an Option or SAR has an Exercise Price that is greater than the then-current Fair Market Value of a Share cancel, in exchange for cash or any other Award, any such Option or SAR; provided, however, that any adjustment, modification, cancellation, termination or other action taken pursuant to Section 4(b), Section 7(c) or Section 8 shall not constitute a decrease or cancellation for purposes of this Section 7(a)(iii); or (iv) change the class of employees or other individuals eligible to participate in the Plan.  Notwithstanding any other provision of the Plan, in no event may any Option or SAR be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such action is approved by the Company’s shareholders.  No modification, amendment or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b)  Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that (i) except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the impaired Participant, holder or beneficiary and (ii) any such action that would require shareholder approval under Section 7(a) shall also require shareholder approval under this Section 7(b).

(c)  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including but not limited to the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole discretion, determines that such adjustments are appropriate or desirable, including but not limited to providing for an assumption, continuation or substitution of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its

GENPACT 2017 PROXY STATEMENT   |  E-18

sole discretion, by canceling and terminating any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8.  Change of Control.  Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (i) assumption or continuation of Awards previously granted or (ii) substitution for such Awards of new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code), which for the avoidance of doubt may include the Company, with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (A) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (B) all Performance Units, Cash Incentive Awards and other Awards designated as Performance Compensation Awards shall vest as if the “target” performance levels had been obtained, but pro rated based on the portion of the applicable Performance Period that has elapsed prior to the Change of Control and (C) all other outstanding Awards (i.e., other than Options, SARs, Performance Units, Cash Incentive Awards and Awards designated as Performance Compensation Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control; provided that, payment of any such exercisable, vested or nonforfeitable amounts shall be made at the earliest time consistent with the requirements under Section 409A of the Code, as determined by the Committee.

SECTION 9.  General Provisions.  (a)  Nontransferability.  Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Committee may permit further transferability to any Permitted Transferee, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Share Options granted under the Plan shall not be transferable in any way that would violate Treasury Regulation Section 1.422‑2(a)(2), or any applicable requirements of Bermuda law or the Company’s Bye-laws.  All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b)  No Rights to Awards.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c)  Share Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop

E-19  |   GENPACT 2017 PROXY STATEMENT

transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal, Bermuda or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, the Company shall not deliver to any Participant certificates evidencing Shares issues in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(d)  Tax Liability; Withholding.  (i)  Authority to Withhold.A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to such Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any Applicable Taxes, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such Applicable Taxes.  In the event the Company or any Affiliate, as the case may be, is unable to recover, by withholding or by taking such other necessary action as provided for herein, the amount of such Applicable Taxes from such Participant for any reason(s) whatsoever, the Company or such Affiliate may, to the extent permitted under applicable law, (i) withhold appropriate amounts from any payment (including salary) made by the Company or such Affiliate to such Participant, (ii) cancel the existing Awards granted (irrespective of whether they have vested) or any future grant of Awards or issuance of Shares to such Participant or (iii) any combination of the foregoing, without any obligations or liabilities on the Company and such Affiliate, in each case under clauses (i)-(iii) to the extent required to satisfy such Participant’s obligation with respect to the payment of Applicable Taxes.

(ii)  Alternative Ways to Satisfy Withholding Liability.  Without limiting the generality of clause (i) above, at the Committee’s discretion, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by such Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Awards (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to any Applicable Taxes.

(e)  Section 409A.  (i)  It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii)  No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

GENPACT 2017 PROXY STATEMENT   |  E-20

(iii)  If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period.  Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv)  Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes.  The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) voids any Participant election to the extent it would violate Section 409A of the Code and (iii) for any distribution event or election that could be expected to violate Section 409A of the Code, make the distribution only upon the earliest of the first to occur of a “permissible distribution event” within the meaning of Section 409A of the Code, or a distribution event that the participant elects in accordance with Section 409A of the Code.  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

(f)  Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, Disability or termination of employment or service of a Participant with the Company or any Affiliate, and the effect, if any, of such other events as may be determined by the Committee.

(g)  No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted shares, shares and other types of equity-based awards (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)  No Employer-Employee Relationship.  For the avoidance of doubt, nothing in the Plan shall create any relationship of employer-employee between the Company and any Participant who is a director, officer, employee or consultant of any Affiliate.

(i)  No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board.  Further, (i) any Participant may be dismissed at any time from the employment of the Company or any Affiliate with which such Participant is employed and (ii) the Company and any Affiliate may at any time discontinue any consulting or service relationship, in each case, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.  For the avoidance

E-21  |   GENPACT 2017 PROXY STATEMENT

of doubt, (A) the Company may only dismiss such Participants who are employed with the Company, (B) an Affiliate may only dismiss such Participants who are employed with such Affiliate and (C) the Company shall have no authority over the employment of any Participant employed with any Affiliate and shall not be liable for any vicarious liability arising as a result of the performance or non-performance of any act by an employee of any Affiliate, in each case, as a result of the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(j)  No Rights as Shareholder.  No Participant or holder or beneficiary of any Award shall have any rights as a shareholder of the Company with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.  In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a shareholder of the Company (including the right to vote and receive dividends) in respect of such Restricted Shares.  Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(k)  Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

(l)  Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(m)  Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.  Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal, Bermuda and any other applicable securities laws.

(n)  No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other hand.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

GENPACT 2017 PROXY STATEMENT   |  E-22

(o)  Recoupment of Awards.  Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award granted thereunder shall be cancelled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, (i) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (iii) to the extent applicable to the Participant, otherwise violates any policy adopted by the Company or any of its Affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Affiliates as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time.  The Committee may also provide in an Award Agreement that (x) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (y) a Participant must repay the gain to the Company realized under a previously paid Performance Compensation Award, Performance Unit or any other Award that vested or was earned with respect to performance objectives if a financial restatement reduces the amount that would have been earned under such Award.  The terms of the Plan are not intended to, and shall be interpreted in a manner that does not, limit or restrict any Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

(p)  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(q)  Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election.  If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

(r)  Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.  If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Share Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

E-23  |   GENPACT 2017 PROXY STATEMENT

(s)  Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10.  Term of the Plan.  (a)  Effective Date.  The Plan shall be effective as of the date of its approval by the Company’s shareholders (such date, the “Effective Date”); provided, however, that no Incentive Share Options may be granted under the Plan unless it is approved by the Company’s shareholders within twelve (12) months before or after the date the Plan is adopted by the Board.

(b)  Expiration Date.  No Award shall be granted under the Plan after the tenth anniversary of the Effective Date.  Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

SECTION 11.  Sub Plans.  The Company or any Affiliate may adopt separate sub-plans (“Sub Plans”) that permit the grant of Awards, subject to the limits under Section 4 and any provision of this Plan that may not be amended without shareholder approval, to Participants who are employed or provide services outside the United States of America.  Awards under the Sub Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions.

GENPACT 2017 PROXY STATEMENT   |  E-24

2017 Annual Meeting Admission Ticket

2017 Annual General Meeting of

Genpact Limited Shareholders

May 9, 2017, 10 AM Local Time

3300 Hillview Avenue

Palo Alto, California 94304

Upon arrival, please present this admission ticket and photo identification at the registration desk.

To enroll to receive future proxy materials on-line, please go to www.computershare-na.com/green

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Genpact Limited

Notice of 2017 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2017

Victor F. Guaglianone and Heather D. White, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Genpact Limited to be held on May 9, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the director nominees listed in Proposal 1, FOR Proposals 2, 4 and 5, and ONE YEAR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Admission Ticket

Electronic Voting Instructions

You can vote by Internet!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote by Internet as detailed below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 1 a.m., Eastern Daylight Time, on May 9, 2017.

Vote by Internet

•	Go to www.envisionreports.com/G
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND

RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all of the director nominees included in Proposal 1, FOR Proposals 2, 4, and 5, and ONE YEAR for Proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain			For	Against	Abstain
	01 - N.V. Tyagarajan	☐	☐	☐	02 - Robert Scott	☐	☐	☐	03 - Amit Chandra		☐	☐	☐
	04 - Laura Conigliaro	☐	☐	☐	05 - David Humphrey	☐	☐	☐	06 - Carol Lindstrom		☐	☐	☐
	07 - James Madden	☐	☐	☐	08 - Alex Mandl	☐	☐	☐	09 - CeCelia Morken		☐	☐	☐
	10 - Mark Nunnelly	☐	☐	☐	11 - Mark Verdi	☐	☐	☐

									For	Against	Abstain
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.								☐	☐	☐
									One Year	Two Years	Three Years	Abstain
3.	To recommend, in a non-binding, advisory vote, whether a non-binding, advisory shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.								☐	☐	☐	☐
									For	Against	Abstain
4.	To ratify and approve the adoption of the Genpact Limited 2017 Omnibus Incentive Compensation Plan.								☐	☐	☐
									For	Against	Abstain
5.	To ratify and approve the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017.								☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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